SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2003

MAPICS, Inc.

(Exact name of registrant as specified in its charter)

Georgia	000-18674	04-2711580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Windward Parkway, Suite 100

Alpharetta, Georgia 30005

(Address of Principal Executive Offices)

678-319-8000

(Registrant’s telephone number, including area code)

Index to Exhibits on Page 53

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

This Current Report on Form 8-K/A amends our Current Report on Form 8-K dated February 19, 2003 to include the financial information required by Item 7(a) and Item 7(b) of Form 8-K.	Page

(a) Financial Statements of Business Acquired (as restated)

(i) Interim Financial Statements of Business Acquired (as restated)

The following unaudited interim financial statements of Frontstep, Inc. (“Frontstep”) as restated are included in this Report:

Unaudited Consolidated Balance Sheet as of December 31, 2002	3

Unaudited Consolidated Statements of Operations for the three and six months ended December 31, 2002 and 2001	4

Unaudited Consolidated Statements of Cash Flows for the six months ended December 31, 2002 and 2001	5

Notes to Unaudited Consolidated Financial Statements	6

(ii) Audited Financial Statements of Business Acquired (as restated)

The following audited financial statements of Frontstep as restated are included in this Report:

Reports of Independent Accountants	15-16

Consolidated Balance Sheets as of June 30, 2002 and 2001	17

Consolidated Statements of Operations for the years ended June 30, 2002, 2001, and 2000	18

Consolidated Statements of Cash Flows for the years ended June 30, 2002, 2001, and 2000	19

Notes to Audited Consolidated Financial Statements	20

(b) Pro Forma Financial Information

Basis of Presentation	44

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2002	45

Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended December 31, 2002	46

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2002	47

Notes to Unaudited Pro Forma Condensed Combined Financial Information	48

(c) Exhibits	53

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

(a) Financial Statements of Business Acquired (as restated)

(i) Interim Financial Statements of Business Acquired (as restated)

FRONTSTEP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	DECEMBER 31, 2002 As restated	JUNE 30, 2002 As restated
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$5,048	$2,686
Trade accounts receivable, net of allowance of $2,565 at December 31, 2002 and $2,329 at June 30, 2002	21,995	26,555
Prepaid expenses	6,093	7,121
Income taxes receivable	—	—
Deferred income taxes	3,386	3,386
Inventories	483	491
Other current assets	1,463	1,162

	38,468	41,401
Capitalized software, net	16,280	16,371
Goodwill, net	8,287	8,039
Property and equipment, net	4,160	5,030
Other assets	1,259	1,074

Total assets	$68,454	$71,915

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,693	$13,271
Deferred revenue	20,545	21,407
Current portion of long-term obligations	15,143	15,895
Income tax payable	538	405

	49,919	50,978
Noncurrent liabilities:
Long-term debt	4,062	1,031
Deferred income taxes	4,268	4,268
Other	—	—

	8,330	5,299
Minority interest	123	118
Shareholders’ equity:
Series A Convertible Participating Preferred Stock, no par value; 1,000,000 shares authorized; 566,933 shares issued and outstanding at December 31, 2002 and June 30, 2002; liquidation preference $13,606,392	10,865	10,865
Common stock; no par value; 20,000,000 shares authorized; 7,872,418 shares issued at December 31, 2002 and June 30, 2002, at stated capital amounts of $0.01 per share	79	79
Additional paid-in capital	40,045	39,341
Treasury stock, at cost; 304,200 shares	(1,320)	(1,320)
Retained deficit	(36,134)	(30,315)
Accumulated other comprehensive loss	(3,453)	(3,130)

	10,082	15,520

Total liabilities and shareholders’ equity	$68,454	$71,915

The accompanying notes are an integral part of these consolidated financial statements.

FRONTSTEP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
	2002 As restated	2001 As reported	2002 As restated	2001 As restated
	(UNAUDITED)		(UNAUDITED)
Revenue:
License fees	$5,962	$7,616	$10,904	$15,287
Service	4,748	5,197	10,702	11,223
Maintenance and support	10,355	10,493	20,526	21,742

Total revenue	21,065	23,306	42,132	48,252
Cost of revenue:
License fees	3,854	3,283	7,213	6,455
Service, maintenance and support	7,061	8,450	14,403	16,541

Total cost of revenue	10,915	11,733	21,616	22,996

Gross margin	10,150	11,573	20,516	25,256
Operating expenses:
Selling, general and administrative	11,587	11,995	20,255	23,442
Research and development	1,428	1,712	3,038	3,403
Amortization of acquired intangibles	395	380	828	910
Restructuring and other charges	—	—	—	—

Total operating expenses	13,410	14,087	24,121	27,755

Operating loss	(3,260)	(2,514)	(3,605)	(2,499)
Other income (expense), net	(1,118)	(380)	(2,169)	(908)

Loss before income taxes (benefit)	(4,378)	(2,894)	(5,774)	(3,407)
Provision for (benefit from) income taxes	(50)	—	45	26

Net loss	$(4,328)	$(2,894)	$(5,819)	$(3,433)

Net loss per common share:
Basic	$(0.53)	$(0.38)	$(0.71)	$(0.45)

Diluted	$(0.53)	$(0.38)	$(0.71)	$(0.45)

Shares used in computing per share amounts:
Basic	8,168	7,568	8,168	7,568
Diluted	8,168	7,568	8,168	7,568

The accompanying notes are an integral part of these consolidated financial statements.

FRONTSTEP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	SIX MONTHS ENDED DECEMBER 31,
	2002 As restated	2001 As restated
	(UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,819)	$(3,433)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,340	1,648
Provision for bad debt	1,751	1,965
Amortization	3,584	3,022
Amortization of Debt Discount	522	212
Deferred income taxes	—	(154)
Changes in operating assets and liabilities, net of restructuring and other charges:
Accounts receivable	2,511	4,426
Prepaid expenses and other assets	1,338	48
Accounts payable and accrued expenses	224	(1,655)
Deferred revenue	(878)	(1,247)
Income taxes payable/receivable	13	1,064

Net cash provided by operating activities	4,586	5,896

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(452)	(212)
Additions to capitalized software	(3,630)	(3,169)

Net cash used in investing activities	(4,082)	(3,381)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from long-term obligations	—	38,231
Payments on long-term obligations	(1,591)	(33,477)
Proceeds from Convertible Notes	3,500	—

Net cash provided by financing activities	1,909	4,754
Effect of exchange rate changes on cash	(51)	(360)

Net increase in cash and cash equivalents	2,362	6,909
Cash and cash equivalents at beginning of period	2,686	(298)

Cash and cash equivalents at end of period	$5,048	$6,611

The accompanying notes are an integral part of these consolidated financial statements.

FRONTSTEP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

(unaudited)

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Description of Business. Frontstep, Inc. and its subsidiaries (“Frontstep” or the “Company”), is a leading global provider of business software and services for mid-sized manufacturing, distribution and other companies, including business units of larger companies. The Company offers a comprehensive suite of integrated, collaborative network-centric software and services that (1) support the traditional back office management and resources of an enterprise (“ERP”), (2) support customer relationship management (“CRM”) and other front office business activities and (3) support an enterprise’s supply chain management activities.

Founded in 1979, Frontstep is headquartered in Columbus, Ohio. The Company serves its customers from 28 sales and service offices in North America, Europe and the Pacific Rim, as well as through independent software and support business partners worldwide.

The accompanying unaudited consolidated financial statements presented herein have been prepared by the Company and reflect all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation of financial results for the three and six months ended December 31, 2002 and 2001, in accordance with generally accepted accounting principles for interim financial reporting and pursuant to Article 10 of Regulation S-X. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These interim consolidated financial statements should be read in conjunction with the Company’s restated audited financial statements for the year ended June 30, 2002 included in Item 7(b) “Financial Statements, Proforma Financial Information and Exhibits, Audited Financial Statements of Business Acquired ( as restated).” The results of operations for the three and six months ended December 31, 2002 are not necessarily indicative of the results to be expected for a full year.

Comprehensive Loss. The only item in addition to net loss that is included in comprehensive loss is the foreign currency translation adjustment. Comprehensive loss for the three and six months ended December 31, 2002 and 2001 is as follows (in thousands):

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
	2002 As restated	2001 As reported	2002 As restated	2001 As restated

Net loss	$(4,328)	$(2,894)	$(5,819)	$(3,433)
Foreign currency translation adjustment	(156)	(162)	(323)	(1)

Comprehensive loss	$(4,484)	$(3,056)	$(6,142)	$(3,434)

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 — RESTATEMENT

Subsequent to the closing of the merger with MAPICS, Inc. (“MAPICS”) on February 18, 2003 as discussed in Note 3 below and in connection with the preliminary purchase price allocation, MAPICS conducted a detailed review of Frontstep’s accounts receivable as of February 18, 2003 and certain adjustments to accounts receivable recognized between January 1, 2003 and February 18, 2003. MAPICS’ review of the recorded accounts receivable balance included an examination of the supporting detail for accuracy, research and confirmation of amounts recorded, a review of customer account histories and an assessment of the adequacy of the allowance for doubtful accounts.

The review resulted in the determination that the net realizable value of accounts receivable as of December 31, 2002 was approximately $4.0 million lower than the historical amount reported by Frontstep in its Quarterly Report on Form 10-Q for the three months ended December 31, 2002. The differences in net realizable value were attributed to errors in reconciling items between the accounts receivable subsidiary ledger and the previously reported accounts receivable balance, errors in recording cash receipts and write-offs of accounts receivable due to collectibility issues arising from customer concessions agreed to in prior periods and billing errors. The effect of the restatement adjustments may not be material to Frontstep’s statements of operations for the fiscal years ended June 30, 2000 and 2001 but were determined to be material in the period the errors were identified and as a result, the financial statements for all periods have been restated. Below is a table which details the types of adjustments and the effect on the statements of operations for all periods affected through December 31, 2002 (in thousands). An additional $1.8 million in adjustments to accounts receivable were recorded in the period from January 1, 2003 through February 18, 2003.:

	Quarter Ended		Year Ended June 30,				Total
	12/31/02	9/30/02	2002	2001	2000	1999
Errors in accounts receivable subsidiary ledger reconciliation	$(96)	$663	$(2,155)	$(265)	$(272)	$(505)	$(2,630)
Write-off of accounts receivable	(1,173)	(164)	—	—	—	—	(1,337)

Total adjustments to the statements of operations	$(1,269)	$499	$(2,155)	$(265)	$(272)	$(505)	$(3,967)
Effect of error in recording cash receipts	—	(703)	(1,107)	1,810	—	—	—

Total adjustments to accounts receivable	$(1,269)	$(204)	$(3,262)	$1,545	$(272)	$(505)	$(3,967)

The adjustments in the aforementioned table have been recorded in Frontstep’s balance sheets as of the dates indicated below (in thousands):

	As of
	December 31, 2002	June 30, 2002
Accounts receivable, net – as reported (a)	$25,962	$29,049
Restatement adjustments (b)	(3,967)	(2,494)

Accounts receivable, net – as restated	$21,995	$26,555

Cash and cash equivalents – as reported (a)	—	$3,389
Restatement adjustment (c)	—	$(703)

Cash and cash equivalents – as restated	—	$2,686

Current assets – as reported (a)	$42,435	$44,598
Restatement adjustments	(3,967)	(3,197)

Current assets – as restated	$38,468	$41,401

Total assets – as reported (a)	72,421	75,112
Restatement adjustments	(3,967)	(3,197)

Total assets – as restated	68,454	71,915

Retained deficit – as reported (a)	$(32,167)	$(27,118)
Restatement adjustments	(3,967)	(3,197)

Retained deficit – as restated	$(36,134)	$(30,315)

Total shareholders’ equity – as reported (a)	$14,049	$18,717
Restatement adjustments	(3,967)	(3,197)

Total shareholders’ equity – as restated	$10,082	$15,520

(a)	As previously reported by Frontstep in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and its Annual Report on Form 10-K/A for the year ended June 30, 2002.
(b)	The restatement adjustments to Frontstep’s accounts receivable are comprised of the following (in thousands):

	As of
	December 31, 2002	June 30, 2002
Adjustments for the year ended:
June 30, 1999	$(505)	$(505)
June 30, 2000	(272)	(272)
June 30, 2001	1,545	1,545
June 30, 2002	(3,262)	(3,262)
Adjustments for the three months ended:
September 30, 2002	(204)	—
December 31, 2002	(1,269)	—

Total	$(3,967)	$(2,494)

(c)	The restatement adjustment to Frontstep’s cash and cash equivalents represents the cumulative effect of errors in recording cash receipts as of June 30, 2002.

The table below summarizes the effect of the restatement adjustments on the statements of cash flows for the periods indicated. Periods not affected by the restatement are not presented below.

	Six Months Ended December 31,
	2002	2001
Net cash provided by operating activities – as reported	$3,883	$4,086
Restatement adjustments	703	1,810

Net cash provided by operating activities – as restated	$4,586	$5,896

Net cash used in investing activities and net cash provided by financing activities were not affected by the restatement.

The tables below summarize the effect of the restatement adjustments on the statements of operations for the periods indicated. Periods and statement of operations line items not affected by the restatement are not presented below.

	Three Months Ended December 31, 2002
	As Previously Reported	As Restated
	(in thousands, except per share data)
License revenue	$6,207	$5,962
Total revenue	21,310	21,065
Operating expenses:
Selling, general and administrative	10,563	11,587
Total operating expenses	12,387	13,410
Operating loss	(1,991)	(3,260)
Loss before income tax benefit	(3,109)	(4,378)
Net loss	$(3,059)	$(4,328)

Net loss per common share (basic)	$(0.37)	$(0.53)

Weighted average number of common shares outstanding (basic)	8,168	8,168

	Six Months Ended December 31, 2002
	As Previously Reported	As Restated
	(in thousands, except per share data)
License revenue	$11,179	$10,904
Service revenue	10,096	10,702
Total revenue	41,801	42,132
Operating expenses:
Selling, general and administrative	19,154	20,255
Total operating expenses	23,021	24,121
Operating loss	(2,835)	(3,605)
Loss before income tax expense	(5,004)	(5,774)
Net loss	$(5,049)	$(5,819)

Net loss per common share (basic)	$(0.62)	$(0.71)

Weighted average number of common shares outstanding (basic)	8,168	8,168

	Six Months Ended December 31, 2001
	As Previously Reported	As Restated
	(in thousands, except per share data)
Service revenue	$11,383	$11,223
Total revenue	48,412	48,252
Operating expenses:
Selling, general and administrative	22,818	23,442
Total operating expenses	27,131	27,755
Operating loss	(1,715)	(2,499)
Loss before income tax expense	(2,623)	(3,407)
Net loss	$(2,649)	$(3,433)

Net loss per common share (basic)	$(0.35)	$(0.45)

Weighted average number of common shares outstanding (basic)	7,568	7,568

NOTE 3 — AGREEMENT TO MERGER WITH MAPICS, INC.

On November 25, 2002, Frontstep and MAPICS announced that they had entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which MAPICS will acquire Frontstep. Pursuant to the terms of the Merger Agreement, shareholders of Frontstep, including former holders of the Company’s Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), will receive, in the aggregate, 4.2 million shares of MAPICS common stock in exchange for all of the outstanding Frontstep shares and the assumption by MAPICS of the Company’s debt and other liabilities. Frontstep shareholders will receive approximately 0.300846 MAPICS shares for each share of Frontstep common stock held as of the effective time of the merger. Closing, which is expected to occur during the first calendar quarter of 2003, remains subject to certain closing conditions including, but not limited to, approval of the acquisition by Frontstep shareholders and approval of the issuance of MAPICS shares in the merger by MAPICS shareholders. In connection with the Merger Agreement, Frontstep officers, directors and certain shareholders, including all former holders of the Series A Preferred Stock, have entered into agreements to vote Frontstep shares held by them in favor of the proposed transaction. Pursuant to these voting agreements, shareholders expected to hold a majority of the voting shares of Frontstep common stock as of the record date have committed to vote their shares in favor of the transaction. Under Ohio law, the transaction must be approved by the holders of at least two-thirds of the voting power of Frontstep. The proposed merger is intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.

On November 24, 2002, in connection with the Merger Agreement, the Company entered into a letter agreement with the holders of the Series A Preferred Stock (the “Restructuring Agreement”). Each shareholder party to the Restructuring Agreement agreed that, prior to the closing of the proposed merger, it shall accept, in exchange for the Series A Preferred Stock owned by it, a number of shares of MAPICS common stock equal to a 25% discount on the Series A Preferred Stock liquidation preference, based on the average closing price of MAPICS common stock during the period from November 7, 2002 through November 20, 2002. At the request of the Company, and to induce MAPICS to enter into the Merger Agreement, each holder of Series A Preferred Stock agreed to exercise warrants issued by the Company on March 7, 2002 to acquire shares of Frontstep common stock and to convert their shares of Series A Preferred Stock into Frontstep common stock prior to the record date set for the special meeting of the Company’s shareholders to vote on the Merger Agreement. In addition, each of the holders of Series A Preferred Stock agreed to certain other matters that would become effective at the closing of the merger, including the cancellation of warrants that had been issued in connection with the May 2000 Series A Preferred Stock offering.

Also on November 24, 2002, the Company and Foothill Capital Corporation (“Foothill”) reached certain understandings regarding the proposed merger and the Company’s Loan and Security Agreement, dated as of July 17, 2001 (as amended to date, the “Credit Facility”). Foothill has agreed that the Company has complied with certain conditions set forth in Section 6.20(a) of the Credit Facility and Sections 13(a)(i) and 13(b)(i) of the Eighth Amendment to the Loan Agreement, dated November 12, 2002. Additionally, Foothill consented to the Company’s execution of the Merger Agreement and to the consummation of the proposed merger provided that upon the effectiveness of the proposed merger, all outstanding obligations under the Credit Facility are paid in full. The consent of Foothill is subject to certain conditions, including but not limited to, closing of the merger no later than April 30, 2003.

Frontstep and MAPICS will each hold meetings of their shareholders on February 18, 2003 to obtain approval for the completion of the proposed transaction. The record date for the Frontstep shareholders meeting has been set as January 14, 2003. A joint proxy statement-prospectus dated January 15, 2003 to solicit shareholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction were mailed to all shareholders of record as of the record date.

On January 13, 2003, all of the holders of Series A Preferred Stock converted their preferred shares for Frontstep common shares at a conversion ratio of 10.2170745 common shares for each preferred share in accordance with the Restructuring Agreement. As a result, Frontstep issued 5,792,397 common shares upon the conversion of the Series A Preferred Stock. In addition, also on January 13, 2003, holders of certain common share warrants issued in March 2002 in connection with the convertible note offering by the Company, for the purchase of 600,000 Frontstep common shares with an exercise price of $0.01 per share, exercised their warrants in exchange for the issuance of 600,000 Frontstep common shares. As of the record date, 13,960,615 shares of Frontstep common stock are issued and outstanding and entitled to vote at the February 18, 2003 Frontstep shareholders’ meeting.

NOTE 4 — LONG-TERM OBLIGATIONS

In July 2001, the Company executed the Credit Facility with Foothill. This agreement has been subject to certain amendments from its execution through December 18, 2002. The Credit Facility includes a $15,000,000, three-year term note and a $10,000,000 revolving credit facility. Availability under the Credit Facility is based on and secured by qualifying accounts receivable originating within the United States and Canada. The revolving credit facility bears interest either at the Federal Funds rate plus 1.5%, or at the Eurodollar market rate plus 3.0%. The term note bears interest at the rate of 10.5% plus 1.5% per annum added to principal. The term note is payable in monthly installments commencing October 1, 2001. Under certain of the Credit Facility amendments, monthly payments were delayed from January 2002 to July 2002 and from October to December 2002. The Credit Facility is subject to customary terms and conditions and includes financial covenants for maintenance of a minimum tangible net worth, a minimum level of earnings before interest, taxes, depreciation and amortization and a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization. As of December 31, 2002 the Company had outstanding term borrowings of $13.8 million and no borrowings under the revolving credit portion of the Credit Facility.

In connection with the Credit Facility, the Company issued to Foothill a warrant to purchase 550,000 common shares of the Company. The relative fair value of the warrant ($1,276,000) was recorded as a debt discount at the time of issuance and is being amortized as interest expense over the three-year term of the Credit Facility. As of December 31, 2002, the unamortized balance of the debt discount was $639,000.

On November 12, 2002, the Company and Foothill agreed to further amend the Credit Facility to provide temporary additional borrowing availability under the revolving credit portion of the Credit Facility. The amendment also modified the financial covenants for the quarter ended September 30, 2002 and reset the covenants for the balance of fiscal 2003 due to a restatement of the Company’s financial statements affecting prior periods. After giving effect to these modifications, the Company was in compliance with the financial covenants under the Credit Facility.

The amendment contains certain covenants relating to the strategic business plans and objectives of the Company and which permit Foothill to participate in the evaluation of such plans and objectives. Because of the subjective nature of these covenants and the control they provide Foothill over the management of the Company, indebtedness outstanding under the Credit Agreement has been characterized as a current liability.

Pursuant to the terms of these covenants:

(a) The Company has delivered a contingency plan to Foothill reflecting a plan to restructure the business operations of the Company to a level at which the Company’s revenues will provide sufficient cash flow to support the business operations of the Company, including its debt service obligations under the Credit Facility.

(b) The Company has engaged an investment banking firm to assist the Company in reviewing its strategic and business options.

(c) The Company and Foothill have also established certain benchmarks with respect to the evaluation and implementation of available strategic and business options for the Company.

If the Company fails to comply with certain of the benchmarks referred to in (c) above, the commitments of Foothill to make advances and issue letters of credit for the account of the Company will terminate and any such advances and/or issuances of letter of credit may be issued by Foothill in its sole and absolute discretion. The non-compliance with the execution and implementation of the strategic plan or option selected pursuant to the terms and conditions of the Credit Facility will constitute an event of default under the Credit Facility. Due to the uncertainty of the ultimate impact of these conditions and milestones, the Company has classified the Foothill debt as a current portion of long-term obligations in the accompanying December 31, 2002 balance sheet.

As a condition of the November 12, 2002 amendment the Company agreed to reduce the purchase price of Foothill’s warrants to purchase 550,000 common shares of the Company to $2.85 per share from $3.36 per share. In relation to this amendment the Company also agreed to reduce the price at which shares of the Company’s Series A Preferred stock convert into common shares of the Company to $2.85 per share from $6.00 per share. On January 13, 2003, in connection with the Merger Agreement discussed in Note 2 above, the purchase price of Foothill’s warrants were again reduced from $2.85 to $2.349009. At that time, the price at which the shares of the Series A Preferred stock convert into common shares of the Company was also reduced to $2.349009 per share.

On March 7, 2002, the Company executed an agreement pursuant to which certain holders of its Series A Convertible Participating Preferred Shares and certain members of the Company’s Board, including the Company’s founder (collectively, the “Investors”), agreed to provide up to $5 million to the Company for working capital needs in exchange for convertible notes (the “Convertible Notes”) with a term expiring on May 10, 2004. Under terms of the agreement, the Company issued an aggregate principal amount of $1.5 million of initial notes and warrants to purchase 600,000 common shares of the Company at $0.01 to the Investors on March 7, 2002. The relative fair value of the warrants, $595,000 was recorded as a debt discount at the time of issuance and is being amortized as interest expense over the two-year expected term of the notes. As of December 31, 2002, the unamortized balance of the debt discount was $374,000. On August 12, 2002 and August 28, 2002, the Company issued its remaining Convertible Notes in the aggregate principal amounts of $2.5 million and $1.0 million, respectively, to the Investors in accordance with the terms of a private placement transaction. The Convertible Notes, which total $5.0 million, are each due on May 10, 2004 and are convertible into common shares of the Company at a conversion rate of $2.4876 per share.

The initial notes in the aggregate principal amount of $1.5 million became convertible on July 9, 2002. At that date, due to a difference between the conversion price and market price of Frontstep’s common stock and due to the reduced carrying amount of the debt due to the debt discount, the notes carried a beneficial conversion feature of $652,000. The Company has recorded this beneficial conversion feature as a debt discount and is amortizing it over the term of the notes through May 10, 2004. As of December 31, 2002, the unamortized balance of the debt discount was $563,000.

In 2001, certain minority interest investors, including Mitsui & Co., Asia Investment Ltd. and its affiliates (collectively, “Mitsui”) exercised their put option agreements which gave them the right to sell their shares in a Company subsidiary to another subsidiary of the Company at a formula price as provided in the put options, to be not less than an aggregate of $2,000,000. At that time the Company reclassified $2,000,000 from minority interest equity to current portion of long-term obligations. The Company and Mitsui entered into convertible note agreements in May 2002 and July 2002 for the payment of $2,000,000 to Mitsui in connection with the exercise of the put options.

In October 2002, the Company and Mitsui amended the terms of these convertible note agreements with respect to $1.3 million of notes originally due September 1, 2002. Under the modified terms, 50% of the principal amount of the Mitsui convertible notes that were due September 1, 2002, plus the accrued interest on such amount, is payable in common shares of the Company based upon a conversion price of $2.85 per share. The Company was required to register the shares for resale and had the right to issue the common shares to Mitsui at any time prior to January 1, 2003. However, interest continues to accrue on these notes at 4.4% until the common shares are issued and the notes are exchanged. The remaining 50% of the principal amount of the Mitsui convertible notes due September 1, 2002, plus accrued interest at 4.4%, was due and payable no later than January 1, 2003. In December 2002, in connection with the Merger Agreement discussed in Note 2 above, Mitsui agreed to extend the payment date for these notes to February 18, 2003 to allow MAPICS and Mitsui time to negotiate revised payment terms suitable to each party. The amended convertible note agreements will provide that, in the event of non-payment, Mitsui has the right to require late payment interest on the unpaid principal and accrue interest at 16% per annum or to convert all of the unpaid principal and accrued interest into common shares of the Company. The price per share for such conversion is the lower of

(a) $2.85 or (b) the average of the daily closing price of the Company’s common shares for the 30 consecutive trading days preceding January 1, 2003. The Company may repay the Mitsui convertible notes at any time, including the portion exchangeable for common shares of the Company, prior to the issuance of such common shares.

For the remaining $700,000 of the Mitsui convertible notes, the principal and accrued interest at 4.4% shall be due and payable in one lump sum payment not later than March 5, 2003. The note is convertible into common shares of the Company at the rate of $12 per share, at the option of Mitsui.

In connection with the closing of the proposed merger with MAPICS, the Company anticipates that the Convertible Notes and the Mitsui Convertible Notes will be renegotiated or paid off.

NOTE 5 — EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
	2002 As restated	2001 As reported	2002 As restated	2001 As restated
Numerator for basic and diluted loss per share - net loss	$(4,328)	$(2,894)	$(5,819)	$(3,433)

Denominator for basic loss per share - weighted average common shares outstanding, including warrants issuable at $0.01 per share in 2002	8,168	7,568	8,168	7,568
Effect of dilutive warrants	—	—	—	—

Denominator for diluted loss per share - adjusted weighted average common shares and assumed conversions	8,168	7,568	8,168	7,568

Basic net loss per share	$(0.53)	$(0.38)	$(0.71)	$(0.45)

Diluted net loss per share	$(0.53)	$(0.38)	$(0.71)	$(0.45)

During the three and six months ended December 31, 2002, share equivalents related to warrants and employee stock options were outstanding, but were not included in the computation of diluted net loss per share because the Company reported a net loss for the period and, therefore, the effect would be antidilutive. Warrants for the purchase of 600,000 shares of the Company’s common stock are included in the earnings (loss) per share calculation due to the nominal exercise price of $0.01 per share.

During the three and six months ended December 31, 2001, common equivalent shares in stock options and warrants were outstanding. However, such options were not included in the computation of diluted net loss per share because the Company reported a net loss for the period and, therefore, the effect would be antidilutive.

NOTE 6 — INTANGIBLE ASSETS

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Company has adopted the provisions of SFAS No. 142 effective on July 1, 2001.

As of December 31, 2002, the Company had unamortized intangible assets consisting only of goodwill of $8,287,000. The change in goodwill during the period is due solely to foreign currency adjustment. The Company’s amortizable intangible assets include only purchased software. The gross carrying amount of purchased software as of December 31, 2002 was $2,697,000 and accumulated amortization of purchased software was $2,556,000. In accordance with the provisions of SFAS No. 142, the Company performed the appropriate transitional impairment tests related to its stated goodwill and determined that there is no transitional impairment loss as of July 1, 2002. Also in accordance with the provisions of SFAS No. 142, the Company reassessed the useful lives of all purchased software and determined that no adjustments were necessary.

NOTE 7 — BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company designs, develops, markets and supports business software and services for mid-sized manufacturing, distribution and other companies, including business units of larger companies. The Company operates exclusively in this market and, therefore, only reports on one primary segment.

Summarized financial information attributable to each of the Company’s geographic areas is shown in the following table (in thousands, as restated):

	NORTH AMERICA	EUROPE	ASIA/ PACIFIC
THREE MONTHS ENDED DECEMBER 31, 2002 – as restated
Total revenue	$15,043	$4,129	$1,893
Operating loss before amortization of intangibles	(666)	(1,332)	(867)
Operating loss	(1,061)	(1,332)	(867)

THREE MONTHS ENDED DECEMBER 31, 2001 – as reported
Total revenue	$16,675	$4,263	$2,368
Operating income (loss) before amortization of intangibles	(2,276)	312	(170)
Operating income (loss)	(2,709)	365	(170)

SIX MONTHS ENDED DECEMBER 31, 2002 – as restated
Total revenue	$30,028	$7,896	$4,208
Operating loss before amortization of intangibles	(316)	(1,263)	(1,198)
Operating loss	(1,144)	(1,263)	(1,198)

SIX MONTHS ENDED DECEMBER 31, 2001 – as restated
Total revenue	$35,443	$7,816	$4,993
Operating loss before amortization of intangibles	(2,016)	507	(80)
Operating loss	(2,926)	507	(80)

NOTE 8 — SUBSEQUENT EVENTS

On January 13, 2003, in connection with the Merger Agreement discussed in Note 3 above, the Company reduced the purchase price of Foothill’s warrant to purchase 550,000 shares of the Company’s common stock to $2.349009 from $2.85 per share. As a result, the Company also reduced the price at which the Company’s Series A Preferred shares convert into common stock to $2.349009 from $2.85 per share.

On January 13, 2003, also in connection with the Merger Agreement, all of the holders of Series A Preferred Stock converted their preferred shares for Frontstep common shares at a conversion ratio of 10.2170745 common shares for each preferred share in accordance with the Restructuring Agreement. As a result, Frontstep issued 5,792,397 common shares upon the conversion of the Series A Preferred Stock. In addition, also on January 13, 2003, holders of certain common share warrants issued in connection with the Company’s convertible note offering, for the purchase of 600,000 Frontstep common shares with an exercise price of $0.01 per share, exercised their warrants in exchange for the issuance of 600,000 Frontstep common shares. As of the record date, 13,960,615 shares of Frontstep common stock are issued and outstanding and entitled to vote at the February 18, 2003 Frontstep shareholders’ meeting.

(ii) Audited Financial Statements of Business Acquired (as restated)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Frontstep, Inc.

We have audited the accompanying consolidated balance sheets of Frontstep, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frontstep, Inc. and subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”.

As discussed in Note 3 and Note 4, the accompanying 2002 and 2001 consolidated financial statements have been restated.

/s/ KPMG LLP

Columbus, Ohio

September 30, 2002, except for Note 3 and Note 20 which are as of December 2, 2002 and Note 4 which is as of December 5, 2003.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Frontstep, Inc.

We have audited the accompanying consolidated statements of operations and cash flows of Frontstep, Inc (formerly Symix Systems, Inc.) and Subsidiaries for the year ended June 30, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Frontstep, Inc. and Subsidiaries for the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 and Note 4 to the accompanying consolidated financial statements, the consolidated statements of operations and cash flows of Frontstep, Inc. and Subsidiaries for the year ended June 30, 2000 have been restated.

/s/ Ernst & Young LLP

Columbus, Ohio

July 27, 2000, except for

Note 3 as to which the date is November 26, 2002 and

Note 4 as to which the date is December 5, 2003

FRONTSTEP, INC.

CONSOLIDATED BALANCE SHEETS

	JUNE 30,
	2002 As Restated	2001 As Restated
	(IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current assets:
Cash and cash equivalents	$2,686	$(298)
Trade accounts receivable, net of allowances for doubtful accounts of $2,329 and $1,431 respectively	26,555	32,214
Prepaid expenses	7,121	5,504
Income taxes receivable		47
Deferred income taxes	3,386	2,026
Inventories	491	738
Other current assets	1,162	979

	41,401	41,210
Capitalized software, net	16,371	15,094
Intangibles, net	8,039	7,911
Property and equipment, net	5,030	7,646
Other assets	1,074	1,438

Total assets	$71,915	$73,299

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,271	$15,597
Deferred revenue	21,407	22,969
Current portion of long-term obligations	15,895	1,967
Income taxes payable	405	—

	50,978	40,533
Noncurrent liabilities:
Long-term debt	1,031	8,337
Deferred income taxes	4,268	2,891
Other	—	405

	5,299	11,633
Minority interest	118	2,101
Shareholders’ equity:
Series A Convertible Participating Preferred Stock, no par value; 1,000,000 shares authorized; 566,933 shares issued and outstanding at June 30, 2002 and 2001; liquidation preference $13,606,392	10,865	10,865
Common stock, no par value; 20,000,000 shares authorized; 7,872,418 shares issued at June 30, 2002 and 2001, at stated capital amounts of $0.01 per share	79	79
Additional paid-in capital	39,341	37,470
Treasury stock, at cost; 304,200 shares at June 30, 2002 and 2001	(1,320)	(1,320)
Retained earnings (accumulated deficit)	(30,315)	(24,744)
Accumulated other comprehensive loss	(3,130)	(3,318)

	15,520	19,032

Total liabilities and shareholders’ equity	$71,915	$73,299

The accompanying notes are an integral part of these consolidated financial statements.

FRONTSTEP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED JUNE 30,
	2002 As Restated	2001 As Restated	2000 As Restated
	(IN THOUSANDS, EXCEPT SHARE DATA)
Revenue:
License fees	$28,315	$44,289	$51,187
Service	21,021	30,921	39,626
Maintenance and support	42,347	41,817	37,678

Total revenue	91,683	117,027	128,491
Cost of revenue:
License fees	12,972	17,272	17,258
Service, maintenance and support	31,781	41,473	44,365

Total cost of revenue	44,753	58,745	61,623

Gross margin	46,930	58,282	66,868
Operating expenses:
Selling, general and administrative	43,093	63,112	57,583
Research and development	6,182	13,332	15,684
Amortization of acquired intangibles	1,777	3,285	3,571
Restructuring and other charges	—	6,403	1,120

Total operating expenses	51,052	86,132	77,958

Operating loss	(4,122)	(27,850)	(11,090)
Interest expense	(2,317)	(623)	(782)
Other income (expense), net	175	113	(184)

Loss before income taxes	(6,264)	(28,360)	(12,056)
Benefit from income taxes	(693)	(2,063)	(1,610)

Net loss	$(5,571)	$(26,297)	$(10,446)

Net loss per common share:
Basic	$(0.72)	$(3.49)	$(1.41)

Diluted	$(0.72)	$(3.49)	$(1.41)

Shares used in computing per share amounts:
Basic	7,694	7,535	7,411
Diluted	7,694	7,535	7,411

The accompanying notes are an integral part of these consolidated financial statements.

FRONTSTEP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED JUNE 30,
	2002 As Restated	2001 As Restated	2000 As Restated
	(IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,571)	$(26,297)	$(10,446)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,305	4,149	3,662
Amortization	6,609	7,333	7,789
Restructuring and other charges	—	6,403	1,120
Deferred income taxes	16	(2,040)	(2,333)
Loss on disposal of assets	269	18	162
Tax benefit on stock options exercised	—	—	754
Write-off of capitalized software	—	1,913	1,868
Changes in operating assets and liabilities, net of restructuring and other charges:
Accounts receivable	6,162	3,668	7,675
Prepaid expenses and other assets	(1,949)	(986)	(539)
Accounts payable and accrued expenses	(2,377)	(3,630)	(3,366)
Deferred revenue	(1,292)	2,323	1,706
Income taxes payable/receivable	639	1,820	(1,457)

Net cash provided by (used in) operating activities	4,811	(5,325)	6,595
CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(119)	(3,996)	(4,605)
Additions to capitalized software	(7,554)	(5,074)	(6,845)
Proceeds from sale of subsidiary	—	—	2,585
Purchase of subsidiaries, net of acquired cash	—	—	(2,116)

Net cash used in investing activities	(7,673)	(9,070)	(10,981)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible preferred stock, net	—	—	10,865
Proceeds from issuance of common stock warrants, net	1,871	—	2,510
Proceeds from issuance of common stock, net	—	253	654
Proceeds from long-term obligations	69,138	76,090	40,964
Payments on long-term obligations	(64,562)	(74,026)	(44,076)

Net cash provided by financing activities	6,447	2,317	10,917
Effect of exchange rate changes on cash	(601)	(88)	101

Net increase (decrease) in cash and cash equivalents	2,984	(10,356)	6,632
Cash and cash equivalents at beginning of year	(298)	11,868	5,236

Cash and cash equivalents at end of year	$2,686	$(298)	$11,868

The accompanying notes are an integral part of these consolidated financial statements.

FRONTSTEP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(FOR THE YEARS ENDED JUNE 30, 2002, 2001, AND 2000)

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Description of Business. Frontstep, Inc. and its subsidiaries (“Frontstep” or the “Company”), is a leading global provider of business software and services for midsize manufacturing companies, including business units of larger companies. The Company offers a comprehensive suite of integrated, collaborative network-centric software and services that (1) support the traditional back office management and resources of an enterprise (“ERP”), (2) support customer relationship management (“CRM”) and other front office business activities and (3) support an enterprise’s supply chain management activities. The accompanying financial statements include the accounts of Frontstep and its subsidiaries after elimination of intercompany accounts and transactions.

Founded in 1979, Frontstep is headquartered in Columbus, Ohio. The Company serves its customers from 26 sales and service offices in North America, Europe and the Pacific Rim, as well as through independent software and support business partners worldwide. The Company changed its name from Symix Systems, Inc. to Frontstep, Inc. as of 2000.

Revenue Recognition. The Company’s revenue is derived primarily from licensing software, providing related services, including installation, implementation, training, consulting and systems integration and providing maintenance and support on an annual basis. Revenue is accounted for in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended and interpreted from time to time.

Revenue is derived principally from the sale of internally produced software products and maintenance and support agreements from software sales. The Company licenses software generally under non-cancelable license agreements and provides product support services and periodic updates including training, installation, consulting and maintenance. License fees revenue is generally recognized when a non-cancelable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable. For customer license agreements, which meet these recognition criteria, the portion of the fees related to software licenses, which is determined using the residual method, will generally be recognized in the current period, while the portion of the fees related to services is recognized as the services are performed. The amount allocated to services revenues is based on the Company’s standard rate per hour. Revenue from maintenance and support agreements, which is determined based on renewal rates, is billed periodically, deferred and recognized ratably over the life of the agreements. In the event revenue is contingent upon customer acceptance criteria, the Company defers recognizing that revenue until the contingencies are resolved.

Inventories. Inventories consist primarily of software-related products that are held for resale. The Company values inventory at the lower of cost or market. Cost is determined using the specific identification method.

Capitalized Software. Capitalized software is stated at the lower of amortized cost or net realizable value. The Company capitalizes the cost of developing its software products in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Capitalized software costs are amortized by the straight-line method using estimated useful lives of three to five years. Amortization expense was $6,609,000, $5,071,000 and $6,786,000 for the years ended June 30, 2002, 2001 and 2000, respectively. In addition, during fiscal years 2001 and 2000, the Company wrote off $1,913,000 and $1,868,000, respectively of capitalized software as part of restructuring operations (see Note 2).

Capitalized software is summarized as follows:

	JUNE 30,
	2002	2001	2000
	(IN THOUSANDS)
Capitalized cost of:
Internally developed software	$33,014	$25,106	$22,196
Acquired software	11,616	11,608	10,459

Total capitalized software at cost	44,630	36,714	32,655
Accumulated amortization	28,259	21,620	14,326

Capitalized software, net	$16,371	$15,094	$18,329

Intangibles. As of June 30, 2002, the Company had unamortizable intangibles in the amount of $8,039,000. Intangibles consist of goodwill resulting from acquisitions accounted for using the purchase method of accounting according to SFAS No. 141, Business Combinations, which specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. For fiscal year 2002, the Company has adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite lives no longer be amortized and be tested for impairment at least annually. The Company conducted such an evaluation and determined that the assets underlying the Company’s goodwill are not impaired, resulting in no revaluation of goodwill at this time. Prior to adopting SFAS No. 142, the intangible assets were amortized using the straight-line method over a period of three to ten years. There were no additions to goodwill in 2002. The only change is from the effect of foreign currency translation. Accumulated amortization of intangibles as of June 30, 2001 and 2000 was $3,309,000 and $1,047,000, respectively.

The following table illustrates what reported net loss and net loss per share would have been in the periods presented exclusive of amortization expense recognized in those periods related to goodwill (in thousands, except per share data):

	YEAR ENDED JUNE 30,
	2002	2001	2000
Numerator for basic and diluted loss per share — net loss, as restated — See Note 4	$(5,571)	$(26,297)	$(10,446)
Goodwill amortization	—	2,262	1,047

Adjusted net loss, as restated — See Note 4	$(5,571)	$(24,035)	$(9,399)

Basic and diluted net loss per share:
Net loss, as restated — See Note 4	$(0.72)	$(3.49)	$(1.41)
Goodwill amortization	—	$0.30	$0.14

Adjusted net loss, as restated — See Note 4	$(0.72)	$(3.19)	$(1.27)

Property and Equipment. Property and equipment are recorded at cost and include expenditures which substantially increase the useful lives of the assets. Property and equipment under capital leases are stated at the present value of minimum lease payments. Maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method. Amortization of capital leases is provided over the lease terms using the straight-line method and is included in depreciation expense.

Depreciation and amortization on the Company’s property and equipment has been computed based on the following useful lives:

YEARS
Furniture and fixtures	3 to 7
Computers and other equipment	2 to 7
Leasehold improvements	5 to 10

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation. The Company has determined that the functional currency of each foreign operation is the local currency. The effects of translation rate changes related to assets and liabilities located outside the United States are included as a component of other comprehensive income (loss). Foreign currency transaction gains and losses are included in “Other income (expense), net” on the Consolidated Statements of Operations.

Comprehensive Loss. The Company believes that the only item in addition to net income (loss) that would be included in comprehensive income(loss) is the foreign currency translation adjustment. Comprehensive income (loss) for the years ended June 30, 2002, 2001 and 2000 is as follows (in thousands):

	YEAR ENDED JUNE 30,
	2002	2001	2000
Net loss, as restated — See Note 4.	$(5,571)	$(26,297)	$(10,446)
Foreign currency translation adjustment	188	(761)	(343)

Comprehensive loss, as restated — See Note 4.	$(5,383)	$(27,058)	$(10,789)

Stock-based Compensation. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant and amortized over the period of service, only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation,

established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

Statement of Cash Flows. The Company considers all demand deposits and highly liquid investments with an original maturity of three months or less as cash equivalents. Cash paid for (received from) income taxes, net of refunds, for fiscal 2002, 2001 and 2000 was $1,146,000, $(2,251,000) and $1,756,000, respectively. Cash paid for interest was $2,282,000, $671,000 and $782,000 for fiscal 2002, 2001 and 2000, respectively.

Financial Instruments. Financial instruments consist primarily of cash, accounts receivable, accounts payable and long-term debt. The carrying value of all financial instruments at June 30, 2002 and 2001 approximated their fair value.

Long-lived Assets. The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 — RESTRUCTURING AND OTHER CHARGES

Fiscal 2001 Restructuring Charges. In April 2001, the Company announced a broad restructuring plan to reduce operating costs by reducing its worldwide workforce by approximately 20%, or 162 employees, all of which were direct employees involved in all aspects of the Company’s business, both domestic and international; discontinuing certain product development and other non-essential activities, including terminating activities related to its SyteCentre product and exiting certain license agreements; and closing certain office facilities in Arizona, California, Canada and Asia.

As a result of this restructuring plan, the Company recorded pre-tax restructuring charges of $580,000 and $3,660,000 in the three months ended March 31, 2001 and June 30, 2001, respectively. These restructuring charges are recorded as a separate line in the Consolidated Statements of Operations. The Company’s restructuring plan consisted of the following significant items:

•	Employee separation costs of $2,182,000 — The Company reduced its workforce by approximately 20%, or 162 employees. These costs consist primarily of severance for these employees.

•	Contract termination liabilities of $900,000 — The Company elected to discontinue its SyteCentre ERP product to focus resources on the Company’s primary ERP product, SyteLine. The Company also discontinued its ASP hosting solution and its Internet procurement software due to sluggish demand and unprofitable operations. As a result, the Company provided $900,000 to cover anticipated contractual obligations and costs associated with customers currently using the discontinued products and services.

•	Facility closure costs of $1,158,000 — The Company recorded $1,158,000 of costs associated with closing certain offices in Arizona, California, Canada and Asia. Cancelable lease term costs were based on actual determinable amounts. For those leases with non-cancelable lease terms, the Company assumed that subleases would be obtained after a one-year period.

The following table displays a rollforward of the accruals established for the restructuring and other charges from the announcement of the plan to June 30, 2002 (in thousands):

	INITIAL CHARGE	AMOUNTS USED IN FISCAL 2001	ACCRUAL BALANCE AT JUNE 30, 2001	AMOUNTS RECLASSIFIED IN 2002	AMOUNTS USED IN FISCAL 2002	ACCRUAL AT JUNE 30, 2002
Termination costs related to employees	$2,182	$1,770	$412	$723	$570	$565
Exit costs:
Facility closure costs	1,158	280	878	(248)	396	234
Contract termination liabilities	900	120	780	(475)	215	90

Total	$4,240	$2,170	$2,070	$0	$1,181	$889

The amounts used of $1,181,000 and $2,170,000 in fiscal 2002 and 2001, respectively, reflect cash payments of $3,271,000 and non-cash charges of $80,000. During fiscal 2002, the Company reclassified estimated amounts previously allocated in the restructuring reserve, as noted in the above table, to reflect the actual amounts needed for each category. The remaining accrual of $889,000, which is included in accounts payable and accrued expenses, represents cash payments to be made over the course of remaining contracts through 2004.

In relation to the April 2001 restructuring plan, the Company wrote off certain accounts receivable amounting to $6,840,000 during 2001, which is presented in the Statement of Operations in Operating expenses: Selling, general and administrative. Also, in relation to the restructuring plan, the Company wrote off other non-performing assets amounting to $1,913,000 in 2001, which is presented in the Statement of Operations in Cost of revenue: License fees. The accounts receivable write-offs were recorded to reflect accounts deemed to be uncollectible due to economic and other situations that occurred subsequent to the recording of the sales related to those receivables. The non-performing assets are no longer in use and were completely written off.

Fiscal 2001 Other Charges. In relation to this restructuring plan, the Company also wrote off certain accounts receivable and other non-performing assets. These charges have been reported separately from the restructuring charge in the Statement of Operations. The accounts receivable write offs were recorded to reflect accounts deemed to be uncollectible due to economic and other situations that occurred subsequent to the recording of the sales related to those receivables. The non-performing assets are no longer in use. These charges are:

•	Accounts receivable write-offs — $6,840,000 — As part of the restructuring, the Company elected to discontinue certain product lines and focus on more profitable endeavors. During the third quarter of the year, the Company realized this would result in related collection issues. Thus, the Company wrote off $3,460,000 in receivables related to discontinued products and services. Additionally, in the third quarter ended March 31, 2001, the Company recorded other charges of $3,380,000 to write off customer receivables as a result of customer bankruptcies and solvency issues. These charges are reported in Operating expenses: Selling, general and administrative in the Statement of Operations for the year ended June 30, 2001.

•

Capitalized software write-offs — $1,913,000 — The Company elected to discontinue its SyteCentre ERP product to focus resources on the Company’s primary ERP product, SyteLine. The Company also discontinued its ASP hosting solution and its Internet procurement software due to sluggish demand and unprofitable operations. As a result, the Company wrote off $1,463,000 of capitalized internally developed software relating to SyteCentre and $450,000 of capitalized purchased software relating to Internet procurement products. These charges are reported in Cost of revenue: License fees in the Statement of Operations for the year ended June 30, 2001.

Fiscal 2000 Restructuring Charges. In July 2000, the Company announced several structural changes to discontinue certain business operations, write off non-performing assets which are no longer in use and to restructure the Company to better focus on its core business strategy. These changes included divesting the Company’s FieldPro subsidiary, terminating the operations of its e-Mongoose, Inc. subsidiary, consolidating the Company’s product development organizations and restructuring the Company’s sales channels. In connection with this announcement, the Company recorded a non-recurring charge of $429,000, pre-tax, in the three months ended June 30, 2000 and an additional non-recurring charge of $2,163,000, pre-tax, in the three months ended September 30, 2000. The aggregate pre-tax charge of $2,592,000 included non-cash charges of $429,000 related primarily to the sale of Visual Applications Software, Inc., all of which was expended in Fiscal 2000, and $2,163,000 to reduce the Company’s headcount. The headcount reduction included approximately 90 employees associated with the operations discussed above and others terminated as part of the restructuring. All severance payments were paid during the year ended June 30, 2001 and no accruals remain for these costs as of June 30, 2001 and 2002.

The following table displays a rollforward of the accruals at June 30, 2000 and June 30, 2001 established for the structural changes:

	INITIAL CHARGE IN 2000	AMOUNTS USED IN FISCAL 2000	ACCRUAL AT JUNE 30, 2000
	(IN THOUSANDS)
2000
Loss on sale of Visual Applications Software, Inc. assets	$429	$429	—

	$429	$429	—

	INITIAL CHARGE IN 2001	AMOUNTS USED IN FISCAL 2001	ACCRUAL AT JUNE 30, 2001
	(IN THOUSANDS)
2001
Termination costs to employees	$2,163	$2,163	—

Fiscal 2000 Other Charges. In relation to the fiscal 2000 restructuring plan, the Company also wrote-off certain accounts receivable and other non-performing assets. These charges have been reported separately from the restructuring charge in the Statement of Operations. The accounts receivable write-offs were recorded to reflect accounts deemed to be uncollectible due to economic and other situations that occurred subsequent to the recording of the sales related to those receivables. The non-performing assets are no longer in use. These charges are:

•	Accounts receivable write offs — The Company wrote off $714,000 in receivables related to the discontinuation of the e-Mongoose products. These charges are reported in Operating expenses: Selling, general and administrative in the Statement of Operations for the year ended June 30, 2000.

•	Capitalized software write offs — The Company wrote off $1,868,000 of capitalized internally developed software relating to e-Mongoose. These charges are reported in Cost of revenue: License fees in the Statement of Operations for the year ended June 30, 2000.

NOTE 3 — RESTATEMENT AND RECLASSIFICATIONS OF CERTAIN SUPPORT REVENUES AND BALANCE SHEET ACCOUNTS

On December 5, 2002, the Company restated its financial results and certain of its balance sheet accounts to reflect a change in accounting for a specific portion of its annual revenues for each of its fiscal years ended June 30, 1998, 1999, 2000, 2001 and 2002. In addition, the Company restated to include audit differences from its previous auditor for the fiscal years ended June 30, 1998, 1999, and 2000.

The Company has a reseller’s agreement with Progress Software Corporation (“Progress”) under which it sells the Progress database and toolset for use with certain of its software products. The Company concluded that, under the reseller’s agreement, reported revenues relating to the sale of initial Progress product support to its customers and the related annual customer renewals by its customers (“Progress Support Revenues”) primarily have the characteristics of and should be accounted for as post-contract customer support in accordance with AICPA Statement of Position 97-2, “Software Revenue Recognition.”

Previously, the Company had accounted for Progress Support Revenues as license fees and recognized both the revenues and related royalty costs due to Progress at the time of the initial sale and at the time of each customer renewal. The Company concluded that the appropriate accounting treatment of these revenues and related costs is to defer their recognition at the time of each transaction and to amortize these revenues and costs into the statement of operations ratably over the performance period, generally twelve months. Additionally, the Company reclassified these revenues as maintenance revenue.

Additionally, due to the Progress restatement affecting the fiscal years ended June 30, 1998, 1999 and 2000, Ernst & Young, LLP (“E&Y”), the previous auditor of the Company, requested that certain adjustments and reclassifications that were previously deemed to be immaterial to be adjusted for in our restated results for those years.

Further information regarding the effect of the restatement can be found in the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2002. The as reported amounts in Note 4 include the effects of the December 5th, 2002 restatement.

NOTE 4 — RESTATEMENT OF ACCOUNTS RECEIVABLE

Subsequent to the closing of the merger with MAPICS, Inc. (“MAPICS”) on February 18, 2003 and in connection with the purchase price allocation, MAPICS conducted a detailed review of Frontstep’s accounts receivable as of February 18, 2003 and certain adjustments to accounts receivable recognized between January 1, 2003 and February 18, 2003. MAPICS’ review of the recorded accounts receivable balance included an examination of the supporting detail for accuracy, research and confirmation of amounts recorded, a review of customer account histories and an assessment of the adequacy of the allowance for doubtful accounts.

The review resulted in the determination that the net realizable value of accounts receivable as of June 30, 2002 was approximately $2.5 million lower than the historical amount reported by Frontstep in its Annual Report on Form 10-K/A for the year ended June 30, 2002. The differences in net realizable value were attributed to errors in reconciling items between the accounts receivable subsidiary ledger and the previously reported accounts receivable balance and errors in recording cash receipts. The effect of the restatement adjustments may not be material to Frontstep’s statements of operations for the fiscal years ended June 30, 2000 and 2001 but were determined to be material in the period the errors were identified and as result, the financial statements for all periods have been restated. Below is a table which details the types of adjustments and the effect on the statements of operations for all periods affected through June 30, 2002 ( in thousands).

	Year Ended June 30,				Total
	2002	2001	2000	1999
Errors in accounts receivable subsidiary ledger reconciliation	$(2,155)	$(265)	$(272)	$(505)	$(3,197)

Total adjustments to the statements of operations	$(2,155)	$(265)	$(272)	$(505)	$(3,197)
Effect of error in recording cash receipts	(1,107)	1,810	—	—	703

Total adjustments to accounts receivable	$(3,262)	$1,545	$(272)	$(505)	$(2,494)

The adjustments in the aforementioned table have been recorded in Frontstep’s balance sheets as of the dates indicated below (in thousands):

	As of
	June 30, 2002	June 30, 2001
Accounts receivable, net – as reported (a)	$29,049	$31,446
Restatement adjustments (b)	(2,494)	768

Accounts receivable, net – as restated	$26,555	$32,214

Cash and cash equivalents – as reported (a)	$3,389	$1,512
Restatement adjustments (c)	(703)	(1,810)

Cash and cash equivalents – as restated	$2,686	$(298)

Current assets – as reported (a)	$44,598	$42,252
Restatement adjustments	(3,197)	(1,042)

Current assets – as restated	$41,401	$41,210

Total assets – as reported (a)	$75,112	$74,341
Restatement adjustments	(3,197)	(1,042)

Total assets – as restated	$71,915	$73,299

Accumulated deficit – as reported (a)	$(27,118)	$(23,702)
Restatement adjustments	(3,197)	(1,042)

Accumulated deficit – as restated	$(30,315)	$(24,744)

Total shareholders’ equity – as reported (a)	$18,717	$20,074
Restatement adjustments	(3,197)	(1,042)

Total shareholders’ equity – as restated	$15,520	$19,032

(a)	As previously reported by Frontstep in its Annual Report on Form 10-K/A for the year ended June 30, 2002.
(b)	The restatement adjustments to Frontstep’s accounts receivable are comprised of the following (in thousands):

	As of
	June 30, 2002	June 30, 2001
Adjustments for the year ended:
June 30, 1999	$(505)	$(505)
June 30, 2000	(272)	(272)
June 30, 2001	1,545	1,545
June 30, 2002	(3,262)	—

Total	$(2,494)	$768

(c)	The restatement adjustments to Frontstep’s cash and cash equivalents represents the cumulative effect of errors in recording cash receipts as of June 30, 2002 and 2001.

The table below summarizes the effect of the restatement adjustments on the statements of cash flows for the periods indicated.

	For the year ended June 30,
	2002	2001
Net cash provided (used) by operating activities – as reported	$3,704	$(3,515)
Restatement adjustments	1,107	(1,810)

Net cash provided (used) by operating activities – as restated	$4,811	$(5,325)

Net cash used in investing activities and net cash provided by financing activities were not affected by the restatement.

The tables below summarize the effect of the restatement adjustments on the statements of operations for the periods indicated. Statement of operations line items unaffected by the restatement are not presented below.

	For the Year Ended June 30, 2002
	As Previously Reported	As Restated
	(in thousands, expect per share data)
License revenue	$28,462	$28,315
Service revenue	21,787	21,021
Maintenance and support revenue	42,417	42,347
Total revenue	$92,666	$91,683
Operating expenses:
Selling, general and administrative	41,921	43,093
Total operating expenses	49,880	51,052
Operating income (loss)	(1,967)	(4,122)
Loss before income tax benefit	(4,109)	(6,264)
Net loss	$(3,416)	$(5,571)

Net loss per common share (basic)	$(0.44)	$(0.72)

Weighted average number of common shares outstanding (basic)	7,694	7,694

	For the Year Ended June 30, 2001
	As Previously Reported	As Restated
	(in thousands, expect per share data)
Operating expenses:
Selling, general and administrative	$62,847	$63,112
Total operating expenses	85,867	86,132
Operating income (loss)	(27,585)	(27,850)
Loss before income tax benefit	(28,095)	(28,360)
Benefit from income taxes	(2,063)	(2,063)

Net loss	$(26,032)	$(26,297)

Net loss per common share (basic)	$(3.45)	$(3.49)

Weighted average number of common shares outstanding (basic)	7,535	7,535

	For the Year Ended June 30, 2000
	As Previously Reported	As Restated
	(in thousands, expect per share data)
License revenue	$51,459	$51,187
Total revenue	128,763	128,491
Operating income (loss)	(10,818)	(11,090)
Loss before income tax benefit	(11,784)	(12,056)
Benefit from income taxes	$(1,610)	$(1,610)

Net loss	$(10,174)	$(10,446)

Net loss per common share (basic)	$(1.37)	$(1.41)

Weighted average number of common shares outstanding (basic)	7,411	7,411

NOTE 5 — ACCOUNTS RECEIVABLE, As restated — See Note 4

Accounts receivable is summarized as follows (in thousands):

	JUNE 30,
	2002	2001
Accounts receivable	$28,884	$33,645
Less allowance for doubtful accounts	2,329	1,431

	$26,555	$32,214

The following is a summary of activity in the allowance for doubtful accounts (in thousands):

	YEAR ENDED JUNE 30,
	2002	2001	2000
Beginning balance	$1,431	$2,075	$1,500
Provision for bad debts, as restated – See Note 4	3,315	9,996	3,255
Account write-offs, net, as restated – See Note 4	(2,417)	(10,640)	(2,680)

Ending balance	$2,329	$1,431	$2,075

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows (in thousands):

	JUNE 30,
	2002	2001
Furniture and fixtures	$3,438	$3,655
Computers and other equipment	21,715	21,720
Leasehold improvements	1,823	1,827

	26,976	27,202
Less accumulated depreciation and amortization	21,946	19,556

	$5,030	$7,646

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are summarized as follows (in thousands):

	JUNE 30,
	2002	2001
Accounts payable	$5,287	$5,579
Accrued payroll and related costs	2,670	2,441
Third party royalties	1,197	2,408
Restructuring and other charges	889	2,070
Other	3,228	3,099

	$13,271	$15,597

NOTE 8 — OPERATING LEASE COMMITMENTS

The Company has entered into certain operating lease agreements for the rental of office facilities and computer equipment. The facility leases provide for annual rentals which are subject to escalation for increased operating costs.

Amounts expensed under all operating lease agreements were approximately $4,215,000, $5,401,000 and $4,822,000 for the years ended June 30, 2002, 2001 and 2000, respectively.

The future minimum lease payments required under noncancelable operating leases for the five years ending June 30 are: 2003, $3,302,000; 2004, $2,237,000; 2005, $829,000; 2006, $321,000; 2007, $164,000; 2008 and thereafter, $328,000.

These amounts were adjusted for certain sub-lease agreements in the amount of $132,000 in fiscal 2003 and $66 in fiscal 2004.

NOTE 9 — LONG-TERM OBLIGATIONS

Long-term debt is summarized as follows (in thousands):

	JUNE 30,
	2002	2001
Term notes payable, net of discount	$13,799	$—
Minority interest notes payable	2,000	—
Convertible notes payable, net of discount	1,031	—
Revolving credit facility	—	8,337
Acquisition notes payable	—	1,573
Present value of minimum capital lease payments	—	742
Other	96	57

	16,926	10,709
Less current maturities	15,895	1,967

	$1,031	$8,742

Term notes payable and revolving credit facility. In July 2001, the Company executed a new credit facility (the “Credit Facility”) with Foothill Capital Corporation (“Foothill”). The Credit Facility includes a $15,000,000, three-year term note and a $10,000,000 revolving credit facility. Availability under the Credit Facility is based on and secured by qualifying accounts receivable originating within the United States and Canada. The revolving credit facility bears interest either at the Federal Funds rate plus 1.5%, or at the Eurodollar market rate plus 3.0%. The term note bears interest at the rate of 10.5% plus 1.5% per annum added to principal. The term note is payable in monthly installments commencing October 1, 2001. The Credit Facility is subject to customary terms and conditions and includes financial covenants for maintenance of a minimum tangible net worth, a minimum level of earnings before interest, taxes, depreciation and amortization and a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization. The proceeds from the Credit Facility were used to repay, in full, the Company’s revolving credit facility with PNC Bank, National Association.

In connection with the Credit Facility, Foothill was granted a warrant to purchase 550,000 of the Company’s common shares priced at the current market price at closing of the transaction ($3.36 per share), which expire in July 2006. The warrant is subject to certain anti-dilution provisions as defined in the warrant agreement. The relative fair value of the warrant, $1,276,000, was recorded as a debt discount and is being amortized as interest expense over the three-year term of the Credit Facility. The Company determined this value, as of the date of the transaction, using a modified Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5%, no dividend yield, volatility factor of 0.95, and option life of 5 years. As of June 30, 2002, the unamortized balance of the debt discount was $957,000.

In connection with the grant of the warrants to Foothill as discussed above, and pursuant to the contractual terms of the warrant agreement associated with the private placement of preferred shares by the Company in fiscal 2000, the original exercise price of $15.00 per share for the existing warrants to purchase 453,546 common shares of the Company issued in fiscal 2000 was adjusted to $3.36 per share. Because this change in price was due to contractual provisions already in place at the inception of the arrangement, there is no impact on the Company’s financial statements.

On November 9, 2001, the Company and Foothill amended the Credit Facility to allow for temporary increased borrowing capacity through January 31, 2002. Also as part of the amendment, all financial covenants were modified to give account to the current economic conditions affecting the Company. The modification of the financial covenants was effective starting as of September 29, 2001.

On February 14, 2002, the Company and Foothill amended the Credit Facility, again due to economic conditions affecting the Company. The amendment provided the Company with certain additional borrowing availability on a temporary basis until July 15, 2002 and allowed the Company to defer principal payments due under the primary term note for a six-month period commencing in January 2002. Also, the financial covenants were modified to reflect the current economic environment. Fees associated with the amendment to the credit facility of $900,000 which have been recorded as other assets and are included in current portion of long-term obligations, are payable in nine installments commencing July 2002 and are being amortized as interest expense over the remaining life of the credit facility.

As of June 30, 2002, the Company was not in compliance with certain financial covenants under the Credit Facility as a result of its financial results for the three months ended June 30, 2002. The noncompliance does not relate to any payment due under the Credit Facility. On September 15, 2002, effective as of June 28, 2002, the Company and Foothill amended the Credit Facility to waive the conditions of noncompliance and to reset the related financial covenants as of June 30, 2002 and for the Company’s fiscal 2003 year.

On September 30, 2002, the Company and Foothill amended the Credit Facility with respect to the financial covenants for the quarter ending September 30, 2002 and reset the financial covenants for the balance of fiscal 2003. This amendment was completed due to the current economic and market conditions. After giving effect to these modifications, the Company was in compliance with the financial covenants under the Credit Facility.

The Company was required to pay Foothill a one-time fee of $650,000, payable in monthly installments of $25,000.

On November 12, 2002, the Company and Foothill agreed to further amend the Credit Facility to provide temporary additional borrowing availability under the revolving credit portion of the Credit Facility. The amendment also modifies the financial covenants for the quarter ending September 30, 2002 and reset the covenants for the balance of fiscal 2003 due to the restatement discussed in Note 3. After giving effect to these modifications, the Company was in compliance with the financial covenants under the Credit Facility. The borrowing availability under this amendment is dependant upon the Company meeting certain conditions imposed by Foothill. The amendment also contains certain other provisions, which would become applicable at the occurrence of certain strategic events as described therein. See Note 20 for further discussion of this amendment. Because of the subjective nature of the Company’s responsibilities for maintaining Foothill’s continued support and the risks associated with noncompliance by the Company, indebtedness outstanding under the Credit Facility ($14.3 million) has been classified as a current liability in the balance sheet as of June 30, 2002 and September 30, 2002.

Minority interest notes payable. In 2001, certain minority interest investors, including Mitsui & Co., Asia Investment Ltd. and its affiliates (collectively, “Mitsui”) exercised their put option agreements which gave them the right to sell their shares in a Company subsidiary to another subsidiary of the Company at a formula price as provided in the put options, to be not less than an aggregate of $2,000,000. At that time the Company reclassified $2,000,000 from minority interest equity to current portion of long-term obligations. In May 2002 and July 2002, the Company and Mitsui executed convertible note agreements that provide for the Company to pay Mitsui approximately $1.1 million principal amount of the notes, plus accrued interest at approximately 4.4% per annum, on September 1, 2002 and the remainder, plus accrued interest, on March 1, 2003. The Mitsui convertible note agreements are subordinated to the Company’s senior indebtedness as defined in the agreement. The Mitsui convertible note agreements also provide that, in certain circumstances, Mitsui is entitled to convert the notes, plus accrued interest, into common stock of the Company at a price of $12 per share. The Mitsui convertible note agreements were modified in principle in September 2002. See Note 15 — Minority Interest and Note 20 — Subsequent Events.

Convertible notes payable. On March 7, 2002, the Company executed an agreement pursuant to which certain holders of its Series A Convertible Participating Preferred Shares and certain members of the Company’s Board, including the Company’s founder (collectively, the “Investors”), agreed to provide up to $5.0 million to the Company for working capital needs in exchange for convertible notes (the “Convertible Notes”) with a term expiring in May 2004. Under the terms of the agreement, the Company issued an aggregate principal amount of $1.5 million of initial notes and warrants to purchase 600,000 common shares of the Company to the Investors on March 7, 2002. The initial notes bear interest at 10% per annum. The warrants are exercisable at a price of $0.01 per share. The transaction was approved by the Company’s shareholders in June 2002. Upon the subsequent closing of the sale of the remaining portion of the $5.0 million of convertible notes in July, 2002, the initial notes became convertible into Company common shares at the conversion price of $2.4876 per share. The remaining portion of the convertible notes were issued by the Company in August, 2002. See also Note 20 — Subsequent Events.

The Company recorded the relative fair value of the 600,000 warrants issued in connection with the initial notes ($595,153) as a debt discount and is amortizing the debt discount over the three-year expected life of the Notes. The Company determined the value, as of the date of the transaction using a modified Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5%, no dividend yield, volatility factor of 1.00, and option life of 10 years. Also, due to the debt being convertible into common stock at 80% of an average price per share, there is a beneficial conversion feature. The beneficial conversion feature is calculated, after giving effect to the amounts allocated to the warrants, at the commitment date as the difference between the conversion price and the fair value of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible (intrinsic value). The beneficial conversion feature totaled $652,000. This amount will be charged to interest expense over the term of the convertible notes.

The aggregate contractual maturities of long-term debt for the five years ending June 30 are: 2003, $7,998,000;

2004, $8,928,000; 2005 and thereafter, $0. As previously discussed in Note 3 – November 2002 Restatement and Reclassification debt related to the Foothill Credit Facility has been classified as current as of June 30, 2002.

NOTE 10 — INCOME TAXES

The components of the provision for (benefit from) income taxes are summarized as follows (in thousands):

	YEAR ENDED JUNE 30,
	2002	2001	2000
Current:
Federal	$(1,281)	$—	$(562)
State and local	—	—	(24)
Foreign	572	(23)	541

	(709)	(23)	(45)

Deferred:
Federal	16	(1,778)	(1,399)
State and local	—	(262)	(206)
Foreign	—	—	40

	16	(2,040)	(1,565)

	$(693)	$(2,063)	$(1,610)

The significant components of the Company’s deferred tax asset and liability are as follows (in thousands):

	JUNE 30,
	2002	2001
Current deferred tax asset:
Allowance for doubtful accounts.	$1,412	$195
Accrued liabilities	1,974	1,831

	$3,386	$2,026

Long-term deferred tax (asset) liability:
Capitalized software	$4,654	$5,072
Intangibles	881	1,038
Capitalized leases	422	422
Accrued liabilities	—	239
Book over tax depreciation	(932)	(602)
Domestic losses	(6,972)	(10,072)
Foreign losses	(2,149)	(729)
Tax credits	(2,672)	(1,935)

	(6,768)	(6,570)
Less valuation allowance	11,035	9,461

	$4,268	$2,891

The long-term deferred tax assets pertaining to foreign losses are net operating loss carryforwards for certain foreign subsidiaries. The Company has set a valuation allowance for the foreign net operating loss carryforwards, domestic tax credits and the majority of the domestic net operating loss carryforwards. Management believes it is more likely than not that the remaining deferred tax assets will be recovered through taxable income from future operations.

Deferred taxes are not provided on unremitted earnings of subsidiaries outside the United States because it is expected that the earnings are permanently reinvested. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends.

Differences arising between the provision for (benefit from) income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows ( as restated – See Note 4):

	YEAR ENDED JUNE 30,
	2002	2001	2000
Federal tax at statutory rate	(34)%	(34)%	(34)%
State and local income taxes net of federal tax benefit	—	(4)	(4)
Foreign operations taxes at rates different from U.S. federal statutory rate	—	3	7
Disposition of foreign operation	—	—	5
Nondeductible acquisition research and development write off	—	—	2
General business credits	—	(2)	—
Nondeductible permanent differences	8	1	5
Valuation allowance recorded against deferred tax assets, net of tax benefit recorded due to 2002 tax law change pertaining to NOL carryback provisions	15	29	6

	(11)%	(7)%	(13)%

The Company has domestic net operating loss carryforwards for tax purposes of $490,000, $347,000, $564,000, $890,000, $1,345,000, $1,886,000, $8,452,000 and $3,905,000 which expire in fiscal years 2008, 2010, 2012, 2013, 2018, 2019, 2021 and 2022, respectively.

NOTE 11 — STOCK OPTION PLANS

The Company has a non-qualified stock option plan (the “Plan”) that provides for the granting of up to 2,653,070 options to officers and other key employees for common shares at purchase prices of not less than the fair market value on the date of the grant as determined by the Stock Option Committee of the Board of Directors. Options under the Plan generally vest over periods of up to four years and must be exercised within ten years of the date of grant. As of June 30, 2002, options for 942,811 common shares were outstanding at a weighted average exercise price of $6.42 per share.

Shareholder approval was obtained on November 17, 1999 for a separate non-qualified stock option plan (the

“1999 Plan”). The 1999 Plan, which was amended on November 7, 2001 to increase the options available to grant from 600,000 to 900,000, provides for the granting of options to officers and key employees for common shares at purchase prices of not less than the fair market value on the date of the grant as determined by the Stock Option Committee of the Board of Directors. Options under the 1999 Plan generally vest over periods of up to four years and must be exercised within ten years of the date of the grant. As of June 30, 2002, options for 683,325 common shares were outstanding at a weighted average exercise price of $4.94 per share.

The Company also has a non-qualified stock option plan for Key Executives (the “Key Executives Plan”). A total of 400,000 common shares are designated for issuance under the Key Executives Plan. The Stock Option Committee of the Board of Directors is authorized to set the price and terms and conditions of the options granted under the Key Executives Plan. Options under the Key Executives Plan must be exercised within ten years of the date of the grant. As of June 30, 2002, options for 400,000 common shares were outstanding at a weighted average exercise price of $3.81 per share.

The Company also has a stock option plan for Outside Directors (the “Outside Directors Plan”). The Outside Directors Plan provides for the issuance of options for 20,000 shares of stock to each Outside Director upon his/her election to the Board of Directors. A total of 200,000 common shares may be issued under the Outside Directors Plan. The Outside Directors Plan was amended June 20, 2002 to allow discretionary grants in addition to those provided upon election. Options under the Outside Directors Plan vest immediately and must be exercised within ten years of the date of grant. As of June 30, 2002, options for 80,000 common shares were outstanding at a weighted average exercise price of $6.46.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 5.0%, 5.0% and 6.5%, respectively; no dividend yield; volatility factor of the Company’s common shares of 0.69, 1.0 and 0.9, respectively; and expected life of each option of 7 years, 7 years and 7 years, respectively.

If the Company had elected to recognize compensation cost based on the fair value of options at the grant date (which includes shares issuable under the Employee Stock Purchase Plan - - see Note 12) as prescribed by SFAS No. 123, the following table displays what reported net income (loss) and per share amounts would have been (in thousands, except per share data):

	PRO FORMA YEAR ENDED JUNE 30,
	2002	2001	2000
Net loss, as restated — See Note 4	$(5,571)	$(26,297)	$(10,446)
Pro forma net loss, as restated — See Note 4	$(7,411)	$(28,128)	$(11,643)
Pro forma net loss per share, assuming dilution, as restated — See Note 4	$(0.96)	$(3.73)	$(1.57)

The pro forma financial effects of applying SFAS No. 123 may not be representative of the pro forma effects on reported results of operations for future years.

The following table summarizes stock option activity:

	NUMBER OF OPTIONS (#)	WEIGHTED- AVERAGE EXERCISE PRICE PER SHARE ($)
Outstanding at June 30, 1999	1,755,272	8.26
Granted	377,100	9.69
Cancelled	(79,150)	13.00
Exercised	(117,300)	6.73

Outstanding at June 30, 2000	1,935,922	8.44
Granted	351,000	5.95
Cancelled	(204,550)	11.39
Exercised	(1,500)	5.66

Outstanding at June 30, 2001	2,080,872	7.73
Granted	650,264	3.37
Cancelled	(625,000)	10.75
Exercised	—	—

Outstanding at June 30, 2002	2,106,136	5.45

The weighted average fair value exercise price per share of options granted during the years ended June 30, 2002, 2001 and 2000 was $2.35, $5.12 and $5.92, respectively. At June 30, 2002, 626,620 shares remained available for grant under the Company’s stock option plans.

On October 30, 2001, the Company offered the participants in its employee stock option plans (excluding the Key Executive Plan) the opportunity to exchange existing stock options for new stock options under the plans to be granted at a future date at least six months and one day after the date of cancellation of the old options by the Company. The stock option exchange program expired on December 7, 2001 and options to purchase 366,111 common shares were returned to the Company and cancelled. Subject to the terms and conditions of the offer, the Company granted options to purchase 333,764 common shares on June 10, 2002 with an exercise price per share equal to the closing market price per share of the Company’s common shares, $3.12 per share. The new options have other terms and conditions substantially the same as the old options. Executive officers of the Company who participated in the program returned options for 125,000 common shares for cancellation and were issued new options for 100,000 common shares in exchange for the cancelled options which vest over a two year period.

The following tables summarize information regarding stock options outstanding as of June 30, 2002:

STOCKHOLDER APPROVED PLANS	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICE ($)	# OF OPTIONS	WEIGHTED AVERAGE REMAINING LIFE (YEARS)	WEIGHTED AVERAGE EXERCISE PRICE ($)	# OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)
3.12	412,764	9.9	3.12	0	N/A
3.13 - 5.00	348,100	7.0	3.97	128,875	4.27
5.01 - 7.00	438,125	5.5	5.86	279,125	5.42
7.01 - 10.00	360,175	4.5	7.89	333,725	7.59
10.01 - 20.50	146,972	6.2	14.36	119,647	13.99

Total	1,706,136	6.7	5.97	861,372	7.28

NON-STOCKHOLDER APPROVED PLANS	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICE ($)	# OF OPTIONS	WEIGHTED AVERAGE REMAINING LIFE (YEARS)	WEIGHTED AVERAGE EXERCISE PRICE ($)	# OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)
3.81	400,000	3.0	3.81	400,000	3.81

Total	400,000	3.0	3.81	400,000	3.81

NOTE 12 — EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan that covers substantially all employees over 21 years of age. The Company contributes to the plan based upon employee contributions and may make additional contributions at the discretion of the Board of Directors. The Company made contributions to this plan of approximately $575,000, $837,000 and $683,000, for the years ended June 30, 2002, 2001, and 2000, respectively.

The Company has an employee stock purchase plan that is in accordance with Section 423 of the Internal Revenue Code whereby participants are eligible to purchase common shares of the Company during the plan year. The purchase price for a common share is determined by the Compensation Committee of the Board of Directors prior to the effective date. The purchase price may not be less than 90% of the per share fair market value of the Company’s common shares on either the effective date or the option date for the offering, whichever is the lesser. Substantially all non-officer employees are eligible to participate. During the plan period ended December 31, 2000, the plan did not have any more shares available for purchase.

At the November 2001 annual shareholder’s meeting, the shareholders approved the Board of Directors’ proposal to amend the Company’s Employee Stock Purchase Plan to increase the aggregate number of shares available for issuance under the plan from 200,000 to 400,000. The plan remained inactive during the year ended June 30, 2002. The Compensation Committee of the Board of Directors determines the date on which any future offering under the Employee Stock Purchase Plan will commence.

NOTE 13 — ACQUISITIONS

On February 9, 2000, the Company acquired Profit Solutions, Inc. (“PSI”), a Minnesota corporation and provider of Web-centric customer relationship management applications with sales, marketing, service and business intelligence functionality, for approximately $2,100,000 in cash paid at closing and $5,000,000 in unsecured, subordinated promissory notes. The transaction was accounted for as a purchase and resulted in a one-time, non-recurring charge of $638,000 relating to the write-off of acquired in-process technology of PSI.

The following table sets forth the unaudited consolidated pro forma results of operations for the period indicated giving effect to the acquisition as if it had occurred at the beginning of the period indicated as restated according to Note 4. The non-recurring charge of $638,000 is excluded from pro forma net income (loss). No pro forma information is required for the years ended June 30, 2002 and 2001 since all acquisitions occurred in prior years.

YEAR ENDED JUNE 30, 2000 As Restated
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue	$129,066
Net loss	(11,129)
Net loss per share, assuming dilution	(1.50)

NOTE 14 — EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share as restated (in thousands, except per share data):

	YEAR ENDED JUNE 30,
	2002	2001	2000
Numerator for basic and diluted income (loss) per share — net loss, as restated — See Note 4	$(5,571)	$(26,297)	$(10,446)

Denominator:
Weighted average common shares outstanding	7,568	7,535	7,411
Weighted average effect of warrants	126	—	—

Denominator for basic loss per share	7,694	7,535	7,411
Effect of dilutive employee stock options	—	—	—

Denominator for diluted loss per share	7,694	7,535	7,411

Basic net loss per share, as restated — See Note 4	$(0.72)	$(3.49)	$(1.41)

Diluted net loss per share, as restated — See Note 4	$(0.72)	$(3.49)	$(1.41)

During the years ended June 30, 2002, 2001 and 2000, common share equivalents in stock options, warrants and convertible preferred shares were outstanding. However, such common share equivalents were not included in the computation of diluted net loss per share because the Company reported a net loss for the period and, therefore, the effect would be anti-dilutive. As of June 30, 2002, 2,106,136 common share equivalents in stock options, 1,003,546 common share equivalents in warrants and 2,267,732 common share equivalents in convertible preferred shares were outstanding. The warrants relating to the convertible notes (see Note 9 — Long-Term Obligations) are included in the net loss per share calculation due to the nominal exercise price of $0.01 per share. In the Company’s previously filed Annual Report on Form 10-K for the year ended June 30, 2002, the Company had not included these warrants in the calculation. This change increased the basic and diluted shares from 7,568 to 7,694.

NOTE 15 — MINORITY INTEREST

In June 1998, Frontstep Computer Systems (Singapore) Pte. Ltd., a wholly-owned subsidiary of the Company, sold previously unissued shares of common stock (representing a 13.3% interest in that subsidiary) to Mitsui for $2,000,000. No gain or loss was recognized on the sale of the subsidiary stock.

The Company, through another subsidiary, and Mitsui also entered into put options which provided that during a six month period which commenced on September 1, 2001, Mitsui would have the right to put the subsidiary shares to the Company at a formula price as provided in the put options, to be not less than an aggregate of $2,000,000. Mitsui exercised the put options in September 2001. Subsequently, the parties executed convertible notes relating to the payment for the subsidiary shares. See Note 9 — Long-Term Obligations — Minority interest notes payable. The Mitsui convertible notes were modified in principle in September 2002. See Note 20 — Subsequent Events.

In September 1999, the Company formed a new subsidiary, Frontstep Japan Ltd., of which 15% of the initial capitalization was contributed by a minority interest investor.

NOTE 16 — PREFERRED STOCK

The Company’s Amended Articles of Incorporation authorize 1,000,000 shares of preferred stock, no par value. The Board of Directors is authorized to determine the rights and preferences of these shares. Effective May 10, 2000, the Company consummated a private placement of 566,933 shares of Series A convertible participating preferred shares and warrants to purchase 453,546 common shares (the “Transaction”). Net proceeds realized from the Transaction were $13,375,000.

The preferred shares are convertible to common shares at any time, in whole or in part, at the holder’s option at a defined conversion rate. This conversion rate was originally two common shares for one preferred share. On March 7, 2002, in connection with the Transaction (See Note 9 — Long-Term Obligations), the Company and the holders of its Series A preferred shares agreed that the conversion price for the Series A preferred shares would be immediately reset from $12.00 per share to $6.00 per share and therefore the conversion rate became four shares for one preferred share. Additionally, concurrent with the Transaction adjustments relating to share price and anti-dilution rights under the original preferred share agreement were waived by the holders of the preferred shares only with respect to the Transaction. The conversion price applicable to the preferred shares is subject to adjustment on the fourth anniversary of the Transaction if the average daily price of the Company’s common shares, weighted by trading volume, for the forty consecutive trading days immediately preceding the fourth anniversary (“Average Weighted Price”) is less than $6 per share. The adjusted conversion rate is determined by dividing $6 by the Average Weighted Price. This potential adjustment to the conversion rate represents a contingent beneficial conversion feature. Assuming the Average Weighted Price on the fourth anniversary is equal to the closing price of the Company’s common shares on June 30, 2002 ($2.99), the adjusted conversion rate would be 8.02 common shares for one preferred share and this adjustment would result in a $31,400,000 charge to retained earnings. Mandatory conversion occurs if, at any time after the second anniversary of the Transaction, the daily price of the Company’s common shares exceeds $24 for each and every day of any period of forty consecutive trading days.

The Company may, at its option, redeem all, but not less than all, of the outstanding preferred shares within thirty days after the fourth anniversary of the Transaction for $30.72 per preferred share plus accumulated, but unpaid, dividends, if any.

Holders of the preferred shares have a liquidation preference whereby upon voluntary or involuntary liquidation/dissolution/winding-up of the Company the preferred holders have a preference against the assets of the Company available for distribution. The liquidation preference is equal to the greater of a) $24 per preferred share outstanding plus accumulated, but unpaid, dividends, if any, or b) the amount that would be received by a holder of the number of common shares underlying the preferred shares if all the preferred shares were converted to common shares immediately prior to liquidation/dissolution/winding-up.

Concurrent with the execution of the Credit Facility with Foothill (see Note 9 — Long-Term Obligations) in July 2001, the exercise price of the warrants issued in the Transaction was reduced to $3.36 per share from $15 per share. The warrants expire five years from the date of the Transaction. The warrants also contain certain adjustment provisions related to share price and provisions for anti-dilution rights, which were waived in connection with the execution of the Credit Facility agreement. The exercise price of the warrants is subject to adjustment on the fourth anniversary of the Transaction if the Average Weighted Price is less than $15 per share. The adjusted exercise price is the greater of a) the Average Weighted Price or b) 75% of the exercise price. Mandatory exercise occurs if, at any time after the second anniversary of the Transaction, the daily price of the Company’s common shares exceeds $12 per share for each and every day in any period of forty consecutive trading days. The Company determined that the fair value of the warrants on the date of the Transaction, net of issuance costs, was $2,510,000. This value was determined using a Black-Scholes option pricing model with the following assumptions:

risk-free interest rate of 6.5%, no dividend yield, volatility factor of .827, and option life of 5 years.

Under applicable Nasdaq rules, the Company was required to obtain shareholder approval of the issuance of common shares upon conversion of the convertible preferred shares and/or the exercise of the warrants at a price less than the market price of the Company’s common shares on the date of the Transaction ($9.1875 per share). The Company submitted to its shareholders at the Company’s annual meeting on November 8, 2000 a proposal to approve such issuance and such approval was obtained at that meeting.

NOTE 17 — BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company designs, develops, markets and supports business software and services for midsize manufacturing companies, including business units of larger companies. The Company operates exclusively in this market and, therefore, only reports on one primary segment. Summarized financial information (as restated — See Note 4) attributable to each of the Company’s geographic areas is shown in the following table (in thousands):

	UNITED STATES	NORTH AMERICA, EXCLUDING U.S.	EUROPE	ASIA/PACIFIC
FISCAL 2002
Total revenue, as restated	$62,580	$3,000	$16,002	$10,101
Operating income (loss) before amortization of intangibles and special charges, as restated	(3,854)	1,137	980	(608)
Operating income (loss), as restated	(5,567)	1,137	916	(608)
Long-lived assets	4,287	14	397	332

FISCAL 2001
Total revenue, as restated	$87,304	$4,103	$14,751	$10,869
Operating income (loss) before amortization of intangibles and special charges, as restated	(18,350)	2,115	264	(2,191)
Operating income (loss), as restated	(27,556)	2,115	(184)	(2,225)
Long-lived assets	6,793	29	312	512

FISCAL 2000
Total revenue, as restated	$98,437	$4,326	$13,873	$11,855
Operating income (loss) before amortization of intangibles and special charges, as restated	(3,745)	1,881	(3,434)	(1,101)
Operating income (loss), as restated	(7,830)	1,881	(3,962)	(1,179)
Long-lived assets	7,186	36	383	46

NOTE 18 — COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits in the ordinary course of its business. It is the Company’s policy to vigorously defend any action brought against it, to the fullest extent, in the normal legal process. In the opinion of management, the outcome of these actions, which is not clearly determinable at the present time, are either adequately covered by insurance, or if not insured, will not, in the aggregate, have a material adverse effect upon the Company’s financial position or its results of future operations.

NOTE 19 — SALE OF VISUAL APPLICATIONS SOFTWARE

Effective June 21, 2000, the Company sold certain assets of its Visual Applications Software, Inc. subsidiary for $2,915,000. The Company has recognized a $429,000 net loss in connection with the sale of which approximately $1,200,000 includes write-off of purchased goodwill. The costs related to the disposition of Visual Applications Software, Inc. are included in “restructuring and other charges” in the Consolidated Statements of Operations for the year ended June 30, 2000.

NOTE 20 — SUBSEQUENT EVENTS

On August 12, 2002 and August 28, 2002, the Company issued its 10% convertible subordinated notes (the “Convertible Notes”) in the aggregate principal amount of $2.5 million and $1.0 million, respectively to, and received $2.5 million and $1.0 million, respectively in cash from, certain of its preferred shareholders, including Fallen Angel Equity Fund and entities affiliated with Morgan Stanley, and two other shareholders and directors of the Company, Lawrence J. Fox and James A. Rutherford (collectively, the “Investors”), in accordance with the terms of a private placement transaction. The Convertible Notes are each due on May 10, 2004 and are convertible into common shares of the Company at a conversion rate of $2.4876 per share. All $5.0 million of the Convertible Notes have now been drawn down by the Company. See Note 9 — Long-Term Obligations.

A summary of all convertible notes issued as part of the private placement transaction is as follows:

NAME OF INVESTOR	PRINCIPAL AMOUNT OF INITIAL NOTES PURCHASED	PRINCIPAL AMOUNT OF CONVERTIBLE NOTES PURCHASED
Morgan Stanley Dean Witter Venture Partners IV, L.P	$550,131	$1,283,639
Morgan Stanley Dean Witter Venture Investors IV, L.P	$63,824	$148,923
Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P	$21,463	$50,080
Fallen Angel Equity Fund, L.P	$264,582	$617,358
Lawrence J. Fox	$450,000	$1,050,000
James A. Rutherford	$150,000	$350,000

Total	$1,500,000	$3,500,000

The Company and Mitsui entered into convertible note agreements in May 2002 and July 2002 for the payment of $2,000,000 to Mitsui in connection with the exercise of put options. See Note 9 — Long-Term Obligations. In September 2002, the Company and Mitsui agreed to modify the terms of these convertible note agreements with respect to $1.3 million of notes due originally due September 1, 2002. Under the modified terms, 50% of the principal amount of these Mitsui convertible notes that were due September 1, 2002, plus the accrued interest on such amount, will be payable in common shares of the Company based upon a conversion price of $2.85 per share. The Company must register the shares for resale and may issue the common shares to Mitsui at any time prior to January 1, 2003. However, interest continues to accrue on these notes at 4.4% until the common shares are issued and the notes are exchanged. The remaining 50% of the principal amount of the Mitsui convertible notes due September 1, 2002, plus accrued interest at 4.4%, is due and payable no later than January 1, 2003. The amended agreement will provide that, in the event of non-payment, Mitsui has the right to require late payment interest on the unpaid principal and accrue interest at 16% per annum or to convert all of the unpaid principal and accrued interest into common shares of the Company. The price per share for such conversion is the lower of (a) $2.85 or (b) the average of the daily closing price for 30 consecutive trading days prior to January 1, 2003. The Company may repay the Mitsui convertible notes at any time, including the portion exchangeable for common shares of the Company, prior to the issuance of such shares.

For the remaining $700,000 of the notes, the principal and accrued interest at 4.4% shall be due and payable in one lump sum payment not later than March 5, 2003. The note is convertible into the Company’s common stock at $12 per share at the option of Mitsui.

The Company has outstanding under its employee stock option plans options granted pursuant to stock option agreements which contain provisions that provide that the options covered by the agreements will become fully exercisable as of the date of a “change in control” of the Company, as defined in the agreements, if the option has been outstanding six months or more at the time of such change in control. For purposes of the agreements, a “change in control” is deemed to have occurred on the date that any entity or person (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1933, other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or its subsidiaries) becomes the beneficial owner of, or obtains voting control over, any percentage of the Company’s outstanding common shares greater than or equal to the percentage beneficially owned by Lawrence J. Fox. On August 12, 2002, as a result of the Convertible Note offering made by the Company and subsequent draws thereon, Morgan Stanley beneficially owned a greater number of our common shares and, consequently a greater percentage of our outstanding common shares than Mr. Fox. As a result, employee stock options covering 388,575 common shares, with exercise prices ranging from $3.55 to $20.50 per share, became vested.

On November 12, 2002, the Company and Foothill agreed to further amend the Credit Facility to provide for, among other things, temporary additional borrowing availability under the revolving credit portion of the Credit Facility and the deferral of certain payments owing under the term loan portion of the Credit Facility. In addition, the amendment further amends financial covenants.

The amendment contains certain covenants relating to the strategic and business plans and objectives of the Company and which permit Foothill to participate in the evaluation of such plans and objectives. Pursuant to the terms of these covenants, the Company must: 1) deliver a contingency plan to Foothill reflecting a plan to restructure the business operations of the Company to a level at which the Company’s revenues, at existing levels, will provide sufficient cash flow to support the business operations of the Company, including its debt service obligations under the Credit Facility, 2) engage an investment banking firm to assist the Company in reviewing its strategic and business options and 3) establish certain benchmarks with respect to the evaluation and implementation of available strategic and business options for the Company that are acceptable to Foothill.

If the Company fails to comply with certain of the benchmarks referred to above, the commitments of Foothill to make advances and issue letters of credit for the account of the Company will terminate and any such advances and/or issuances of letter of credit may be issued by Foothill in its sole and absolute discretion. The non-compliance with the execution and implementation of the strategic plan or option selected pursuant to the terms and conditions of the Credit Facility will constitute an event of default under the Credit Facility. Because of the subjective nature of these covenants and the risks associated with noncompliance by the Company, indebtedness outstanding under the Credit Facility has been classified as a current liability in the balance sheet as of June 30, 2002 and September 30, 2002.

In connection with the November 12, 2002 amendment to the Credit Facility, the Company reduced: 1) the exercise price of 550,000 common stock purchase warrants held by Foothill to $2.85 per share from $3.36 per share, 2) the price at which the Company’s Series A Preferred shares convert into the Company’s common shares to $2.85 per share from $6.00 per share and 3) the exercise price of common stock purchase warrants held by the holders of the Series A Preferred shares for 453,546 common shares to $2.85 per share from $3.36 per share.

The change in the exercise price for the Foothill common stock purchase warrant will be reflected in the financial statements as an additional debt discount on the related debt. The change in the exercise price for the common stock purchase warrants held by the holders of the Series A Preferred shares is pursuant to the anti-dilution provisions of such warrants and, as such, will have no current accounting impact since the contractual terms of the warrants remain unchanged. The resetting of the conversion rate for the Series A Preferred shares is also pursuant to the contractual anti-dilution provisions of those instruments and, as such, will have no current accounting impact as it is not considered to be a beneficial conversion right under EITF Issue 98-5 that was in effect when the preferred shares were originally issued. However, the Series A Preferred shares do have a contingent beneficial conversion feature as the conversion rate is subject to adjustment on May 10, 2004 if the average daily price of the Company’s common shares for the forty consecutive trading days immediately preceding that date is less than $2.85 per share.

NOTE 21 — STRATEGIC TRANSACTION (UNAUDITED)

On November 25, 2002, the Company and MAPICS, Inc. (“MAPICS”) announced that they had entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which MAPICS will acquire Frontstep. Pursuant to the terms of the Merger Agreement, shareholders of Frontstep, including holders of the Company’s Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), will receive, in the aggregate, 4.2 million shares of MAPICS common stock in exchange for all of the outstanding shares and the assumption by MAPICS of the Company’s debt and other liabilities. Frontstep shareholders will receive approximately 0.30 MAPICS shares for each share of Frontstep common stock held as of the effective time of the merger. Closing, which is expected to occur during the first calendar quarter of 2003, remains subject to certain closing conditions including, but not limited to, regulatory clearance and approval of the acquisition by MAPICS and Frontstep shareholders. In connection with the Merger Agreement, Frontstep officers, directors and certain shareholders, including all holders of the Series A Preferred Stock, have entered into agreements to vote shares held by them in favor of the proposed transaction. Pursuant to these voting agreements, shareholders expected to hold a majority of the voting shares of Frontstep common stock as of the record date have committed to vote their shares in favor of the transaction. Under Ohio law, the transaction must be approved by the holders of at least two-thirds of the voting power of Frontstep. The proposed merger is intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.

On November 24, 2002, in connection with the Merger Agreement, the Company entered into a letter agreement with the holders of the Series A Preferred Stock (the “Restructuring Agreement”). Each shareholder party to the Restructuring Agreement has agreed that, at the closing of the proposed merger, it shall accept, in exchange for the Series A Preferred Stock owned by it, a number of shares of MAPICS common stock equal to a 25% discount on the Series A Preferred Stock liquidation preference, based on the average closing price of MAPICS common stock during the period from November 7, 2002 through November 20, 2002. At the request of the Company, and to induce MAPICS to enter into the Merger Agreement, each holder of Series A Preferred Stock has agreed to exercise their warrants issued by the Company on March 7, 2002 to acquire shares of Frontstep common stock and to convert their shares of Series A Preferred Stock into Frontstep common stock prior to the record date set for the special meeting of the Company’s shareholders to vote on the Merger Agreement. In addition, each of the holders of Series A Preferred Stock has agreed to certain other matters that would become effective at the closing of the merger.

Further description of this transaction and copies of the Merger Agreement have been filed with the Securities and Exchange Commission on Form 8-K on November 26, 2002.

(b) Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Basis of Presentation

The following unaudited pro forma condensed combined balance sheet as of December 31, 2002 and the unaudited pro forma condensed combined statements of operations for the three months ended December 31, 2002 and for the year ended September 30, 2002 give effect to the merger of MAPICS and Frontstep as a purchase transaction. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of MAPICS and Frontstep using the assumptions and adjustments set forth in the accompanying notes. MAPICS has a September 30th fiscal year-end while Frontstep has a fiscal year-end of June 30th. The unaudited pro forma condensed combined statement of operations for the three month period ended December 31, 2002 combines MAPICS’ and Frontstep’s statements of operations for the three month period ended December 31, 2002. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2002 combines MAPICS’ statement of operations for the fiscal year ended September 30, 2002 and Frontstep’s statement of operations for the fiscal year ended June 30, 2002 as if the merger had been consummated on October 1, 2001. For purposes of the unaudited pro forma condensed combined financial information, certain reclassifications have been made to Frontstep’s historical amounts to conform to MAPICS’ presentation. In the fiscal year ended September 30, 2002, MAPICS recorded an extraordinary item of $318,000, after tax, due to the loss on early extinguishment of debt, which has been excluded from the following historical and pro forma presentations.

As part of its allocation of the cost of its merger with Frontstep, MAPICS considered whether acquired identifiable intangible assets, such as customer relationships, patents, covenants not to compete, research and development, software and marketing agreements, might exist. As discussed in note 2, results from an independent appraisal indicate the recognition of certain intangible assets. The excess of the cost over the amounts assigned to the assets acquired and liabilities assumed is recognized as goodwill. The purchase price allocation is subject to change pending any additional adjustments identified within twelve months of the closing of the transaction.

The unaudited pro forma condensed combined balance sheet is based on the historical consolidated balance sheets of MAPICS and Frontstep as of December 31, 2002 and gives effect to the merger as if the merger had been consummated at December 31, 2002. The unaudited pro forma condensed combined statements of operations give effect to the merger as if the merger had been consummated at October 1, 2001. While MAPICS believes that synergies and cost savings may result from the merger, the unaudited pro forma condensed combined financial information does not give effect to the anticipated synergies or cost savings in connection with the merger.

The unaudited pro forma condensed combined financial information should be read in conjunction with MAPICS’ consolidated historical financial statements and those of Frontstep, including the respective notes to those financial statements. The pro forma information is not necessarily indicative of the combined financial position and results of operations in the future, or of the combined financial position and results of operations which would have resulted had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2002

(in thousands)

	MAPICS	Frontstep	Pro Forma Adjustments	Reference To Note 3	MAPICS Pro Forma
Current assets:
Cash and cash equivalents	$24,628	$5,048	$—		$29,676
Accounts receivable, net	21,970	21,995	—		43,965
Deferred income taxes	3,731	3,386	3,833	(f)	10,950
Deferred royalties	7,088	1,655	—		8,743
Deferred commissions	8,627	—	—		8,627
Prepaid expenses and other current assets	2,769	6,384	(491)	(a)	8,662

Total current assets	68,813	38,468	3,342		110,623
Computer software costs, net	16,015	16,280	(3,730)	(b)	28,565
Property and equipment, net	3,382	4,160	—		7,542
Deferred income taxes	—	—	4,537	(f)	4,537
Intangibles, net	3,177	—	5,756	(c)	8,933
Goodwill, net	3,689	8,287	12,385	(c)	24,361
Other assets	9,024	1,259	—		10,283

Total assets	$104,100	$68,454	$22,290		$194,844

Current liabilities:
Accounts payable and accrued expenses	$28,085	$14,231	$8,527	(d)	$50,843
Deferred license revenue	18,947	—	—		18,947
Deferred services revenue	36,966	20,545	(3,082)	(e)	54,429
Current portion of long term debt	—	15,143	(6,861)	(i)	8,282

Total current liabilities	83,998	49,919	(1,416)		132,501
Long term debt	—	4,062	6,938	(i)	11,000
Deferred income taxes	—	4,268	(4,268)	(f)	—
Other noncurrent liabilities	3,369	—	—		3,369

Total liabilities	87,367	58,249	1,254		146,870

Minority interest	—	123	—		123
Shareholders’ equity:
Preferred stock	175	10,865	(10,865)	(g)	175
Common stock	204	79	(37)	(g)	246
Additional paid in capital	63,157	40,045	(8,969)	(g)	94,233
Treasury stock	(14,965)	(1,320)	1,320	(g)	(14,965)
Accumulated other comprehensive loss	(16)	(3,453)	3,453	(g)	(16)
Restricted stock compensation	(209)	—	—		(209)
Retained earnings	(31,613)	(36,134)	36,134	(g)	(31,613)

Total shareholders’ equity	16,733	10,082	21,036		47,851

Total liabilities and shareholders’ equity	$104,100	$68,454	$22,290		$194,844

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended December 31, 2002

(in thousands, except per share data)

	MAPICS	Frontstep	Pro Forma Adjustments	Reference To Note 3	MAPICS Pro Forma
Revenue:
License	$8,470	$5,962	$—		$14,432
Services	22,582	15,103	—		37,685

Total revenue	31,052	21,065	—		52,117
Operating expenses:
Cost of license revenue	3,647	4,249	(1,225)	(h)	6,671
Cost of services revenue	8,057	7,061	242	(h)	15,360
Selling and marketing	10,450	7,938	—		18,388
Product development	3,576	1,428	—		5,004
General and administrative	3,104	3,649	—		6,753
Acquisition and restructuring costs	—	—	—		—

Total operating expenses	28,834	24,325	(983)		52,176

Income (loss) from operations	2,218	(3,260)	983		(59)
Other income (expense)	30	(1,118)	346	(j)	(742)

Income (loss) before income taxes	2,248	(4,378)	1,329		(801)
Income tax expense (benefit)	832	(50)	465	(k)	1,247

Net income (loss) before extraordinary item	$1,416	$(4,328)	$864		$(2,048)

Net income (loss) per share before extraordinary item (basic)	$0.08	$(0.53)			$(0.09)
Weighted average number of common shares outstanding (basic)	18,389	8,168			22,589
Net income (loss) per share before extraordinary item (diluted)	$0.07	$(0.53)			$(0.09)
Weighted average number of common shares outstanding (diluted)	20,469	8,168			22,589

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended September 30, 2002

(in thousands, except per share data)

	MAPICS	Frontstep	Pro Forma Adjustments	Reference To Note 3	MAPICS Pro Forma
Revenue:
License	$40,207	$28,315	$—		$68,522
Services	88,092	63,368	(3,082)	(e)	148,378

Total revenue	128,299	91,683	(3,082)		216,900
Operating expenses:
Cost of license revenue	14,647	14,749	(3,917)	(h)	25,479
Cost of services revenue	32,436	31,781	969	(h)	65,186
Selling and marketing	35,092	32,610	—		67,702
Product development	15,331	6,182	—		21,513
General and administrative	12,447	10,483	—		22,930
Acquisition and restructuring costs	3,707	—	—		3,707

Total operating expenses	113,660	95,805	(2,948)		206,517

Income (loss) from operations	14,639	(4,122)	(134)		10,383
Other income (expense)	(600)	(2,142)	1,510	(j)	(1,232)

Income (loss) before income taxes	14,039	(6,264)	1,376		9,151
Income tax expense (benefit)	(20)	(693)	482	(k)	(231)

Net income (loss) before extraordinary item	$14,059	$(5,571)	$894		$9,382

Net income (loss) per share before extraordinary item (basic)	$0.77	$(0.72)			$0.42
Weighted average number of common shares outstanding (basic)	18,355	7,694			22,555

Net income (loss) per share before extraordinary item (diluted)	$0.69	$(0.72)			$0.38
Weighted average number of common shares outstanding (diluted)	20,520	7,694			24,720

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

This section sets forth (i) an unaudited pro forma condensed combined balance sheet as of December 31, 2002, (ii) an unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2002, (iii) an unaudited pro forma condensed combined statement of operations for the year ended September 30, 2002, and (iv) the related notes thereto. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and the related notes thereto of MAPICS included its Annual Report on Form 10-K for the year ended September 30, 2002 and the audited consolidated financial statements of Frontstep for the fiscal year ended June 30, 2002 included in Item 7 of this 8-K/A.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of MAPICS and the historical consolidated balance sheet of Frontstep, each as of December 31, 2002, as if the merger had been completed on December 31, 2002. The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2002 combines the consolidated statement of operations of MAPICS for the three months ended December 31, 2002 and the consolidated statement of operations of Frontstep for the three months ended December 31, 2002. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2002 combines the consolidated statement of operations of MAPICS for the year ended September 30, 2002 and the consolidated statement of operations of Frontstep for the year ended June 30, 2002 as if the merger had been consummated on October 1, 2001. The unaudited pro forma condensed combined financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented. For purposes of the unaudited pro forma condensed combined financial information, certain reclassifications have been made to Frontstep’s historical amounts to conform to MAPICS’ presentation.

The merger was accounted for as a purchase for financial accounting purposes as required by SFAS No. 141, Business Combinations, in accordance with accounting principles generally accepted in the United States. For purposes of preparing MAPICS’ consolidated financial statements, MAPICS established a new basis for Frontstep’s assets and liabilities based upon their fair values. MAPICS recorded the excess costs of the merger over the amounts assigned to the assets acquired and liabilities as goodwill. The purchase price allocation is subject to change pending any additional adjustments identified within twelve months of the closing of the transaction.

NOTE 1 — PURCHASE PRICE

The merger agreement provides that shareholders of Frontstep received, in the aggregate, 4,200,000 shares of MAPICS common stock in exchange for all of the outstanding Frontstep common shares as of the effective time of the merger. The assumed “exchange ratio,” .300846 share of MAPICS common stock for each one outstanding share of Frontstep common stock, is determined by dividing 4,200,000 shares of MAPICS common stock to be issued in the merger by the total number of Frontstep common shares outstanding at the time the merger is completed. The warrant held by Foothill will be exchanged for a new warrant to acquire approximately 134,000 shares of MAPICS common stock. The Frontstep options will be converted into options to purchase shares of MAPICS common stock based on the exchange ratio.

The total purchase price, based upon the issuance of 4,200,000 shares of MAPICS common stock and the number of Frontstep options and the Foothill warrant to purchase Frontstep common shares outstanding at September 30, 2002, are as follows (in thousands, except share data and the exchange ratio):

Market value of MAPICS stock to be issued	$29,677	(1)
Estimated fair market value of Frontstep options	951	(2)
Estimated fair market value of Foothill warrant	490	(3)
Estimated total transaction costs	2,305	(4)

Total purchase price	$33,423

(1)	Based on the average closing stock price of MAPICS from November 21, 2002 to November 27, 2002 of $7.07 multiplied by 4,200,000 shares.
(2)	Represents the estimated fair value of Frontstep options to be converted to MAPICS options. The fair value of the Frontstep options was determined based upon the MAPICS stock price of $7.41 on November 25, 2002 and an exchange ratio of .300846 using the Black-Scholes option valuation model assuming a risk-free rate of return of 2.5%, a volatility rate of 71% and expected remaining term of the options of 2.5 years. The average remaining term of the options is 5.3 years.
(3)	Represents the estimated fair value of the warrant held by Foothill adjusted based on the exchange ratio. The fair value of the warrant held by Foothill was determined based upon the MAPICS stock price of $7.41 on November 25, 2002 and an exchange ratio of .300846 using the Black-Scholes valuation model assuming a risk free rate of return of 3.0%, a volatility rate of 71% and the remaining term of 3.3 years.
(4)	Estimated total transaction costs include:

Investment banking fees	$637
Legal, accounting fees and printing fees	1,009
Other	659

Total transaction costs	$2,305

NOTE 2 — ALLOCATION OF PURCHASE PRICE

The preliminary purchase price allocation is as follows:

Total purchase price	$33,423

Net assets of Frontstep based on historical carrying amounts as of December 31, 2002	10,082

Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting:
Deferred services revenue	3,082
Prepaid expenses and other current assets	(491)
Deferred income taxes	12,638
Exit costs and employee severance	(6,222)
Computer software costs	(3,730)
Long term debt, current and non-current	(77)
Other intangible assets	5,756

Fair value of net assets acquired	$21,038

Additional amount assigned to goodwill	$12,385

NOTE 3 — PRO FORMA ADJUSTMENTS

The following are descriptions of the pro forma purchase accounting and other merger-related adjustments, labeled (a) through (k), which have been reflected in the accompanying pro forma condensed combined balance sheet and pro forma condensed combined statements of operations. Amounts set forth below are in thousands, except share data and the exchange ratio.

(a) The adjustment represents capitalized marketing collateral costs that are being written off to conform with MAPICS’ policy of expensing such costs as incurred.

(b) The adjustment represents the difference in the estimated fair market value of the acquired technology compared to the carrying costs of Frontstep’s computer software costs. The fair value of the acquired technology was based on management’s best estimate that utilized an independent appraisal.

(c) The adjustments of $12,385 and $5,756 represent the increase to Frontstep’s existing goodwill and other intangible assets, respectively, related to the merger. In accordance with SFAS No. 142, the goodwill recorded in the merger will not be amortized. The other intangible assets represent customer lists and trade names. The fair value of the intangibles was based on management’s best estimate that utilized an independent appraisal. The estimated average remaining life of the intangibles is five years.

	Historical		Pro Forma Adjustments	Pro Forma Combined
	MAPICS	Frontstep
Goodwill, net	$3,689	$8,287	$12,385	$24,361

Other intangible assets, net	$3,177	$—	$5,756	$8,933

(d) The adjustment represents the accrual of direct merger costs for $2,305 and the accrual of exit costs and employee severance for $6,222.

(e) The adjustments are to record the deferred services revenue at fair value. No adjustment has been made to the pro forma statement of operations for the three months ended December 31, 2002 because the acquisition is assumed to have occurred on October 1, 2001 and any deferred revenue adjustment would have been fully amortized into services revenue by September 30, 2002.

(f) The adjustments represent the estimate of the net deferred tax assets and liabilities based upon the estimated fair value of the assets acquired. Deferred income taxes have been calculated at a tax rate of 38.5%.

(g) The adjustment represents (i) the elimination of Frontstep’s historical shareholders’ equity of $10,082, (ii) the issuance of 4,200,000 shares of MAPICS common stock at a total market value of $29,677 based on $7.07 per share and (iii) the estimated fair market value of $1,441 for Frontstep options and a warrant exchanged for MAPICS options and a warrant based on an exchange ratio of .300846.

(h) The adjustment represents the decrease in amortization of computer software costs due to the fair value established as discussed in note (b) as well as the new amortization of the identifiable intangible assets discussed in note (c). The adjustment to amortization has been calculated as if the merger had been consummated on October 1, 2001.

(i) The adjustment represents the adjustments to the carrying value of Frontstep’s outstanding debt and the reclassification of certain amounts from current to noncurrent based on the new credit facility MAPICS obtained to satisfy the repayment and termination of the outstanding debt of Frontstep, as follows (in thousands):

	Pro Forma Adjustments
	As Reported	Adjustments		Payments at Closing		Pro Forma
Current:
Minority interest note payable	$2,000	$—		$(2,000)		$—
Foothill credit facility	13,143	639	(1)	(13,782	)(3)	—
New MAPICS credit facility				8,282	(3)	8,282

	15,143	639		(7,500)		8,282

Long Term:
Preferred shareholder convertible notes	4,062	938	(2)	(5,000	)(4)	—
New MAPICS credit facility				11,000	(3)	11,000

	4,062	938		6,000		11,000

Total	$19,205	$1,577		$(1,500)		$19,282

(1)	Adjustment to the carrying value of the Foothill credit facility as a result of the warrant held by Foothill as MAPICS repaid and terminated the credit facility with Foothill at closing.
(2)	Adjustment to the carrying value of the preferred shareholder convertible notes due to the exercise of warrants and restructuring of the conversion rate as a result of a restructuring agreement among holders of Frontstep Series A convertible preferred shares.
(3)	Reclassification based on the new credit facility that MAPICS entered into to satisfy the repayment and termination of the outstanding debt of Frontstep. The new credit facility consists of a term loan and a revolving line of credit.
(4)	Repayment of $5,000 of convertible notes at closing.

(j) The adjustment represents the decrease in interest expense as a result of the planned borrowing to retire the Frontstep credit facility at closing as discussed in note 3(i). The refinancing of Frontstep’s credit facility was accomplished through a combination of term loans and revolving credit facilities. The adjustment was based on the assumption that this refinancing occurred on October 1, 2001 and is based on the month-end 3-month LIBOR rates plus 3% throughout the period October 1, 2001 through December 31, 2002. A change of 1/8% in the rate would change interest expense by approximately $18 for the twelve months ended September 30, 2002 and $6 for the three months ended December 31, 2002.

(k) The adjustment represents the tax effect of the pro forma adjustments to the condensed combined statement of operations at the statutory federal rate of 35%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2003

MAPICS, INC.

By:	/s/ MICHAEL J. CASEY
Michael J. Casey Vice President of Finance, Chief Financial Officer, and Treasurer (Duly Authorized Officer and Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP